UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Denny’s Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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203 East Main Street

Spartanburg, South Carolina 29319

April 8, 2010

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Denny’s Corporation to be held at 9:00 a.m. on Wednesday, May 19, 2010, at Denny’s Corporation Corporate Offices, 203 East Main Street, Spartanburg, South Carolina. If you plan to attend, we ask that you please (1) detach, sign and return the self-addressed, postage prepaid Attendance Card, and (2) detach and bring with you to the meeting the Admittance Card. These cards are attached together and enclosed with the form of proxy for the meeting.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting. One of the matters is the proposal to elect eight (8) directors. The eight nominees named in the accompanying proxy statement are current members of the Company’s Board of Directors. You may know that Oak Street Capital Master Fund, Ltd. and certain affiliated entities (“Oak Street”), a group of activist hedge funds, are attempting to install three nominees in opposition to the Board’s slate of eight nominees.

We strongly urge you to vote for the nominees proposed by the Board by using the enclosed WHITE proxy card and not to return any proxy card sent to you by Oak Street. If you vote using a gold card provided to you by Oak Street, you can subsequently revoke it by using the WHITE proxy card and following its instructions to vote by telephone or Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. Only your last-dated proxy will count. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the Proxy Statement.

Whether or not you attend in person, it is important your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed WHITE proxy card or vote via telephone or the Internet as directed on the proxy card, at your earliest convenience.

Thank you for your continued support. If you have any questions, please contact Okapi Partners LLC, which is assisting us with this year’s Annual Meeting at 1-877-279-2311.

On Behalf of the Board of Directors,

Sincerely,

Debra Smithart-Oglesby

Board Chair

NOTICE OF MEETING

Spartanburg, SC

April 8, 2010

The Annual Meeting of Stockholders of Denny’s Corporation will be held at Denny’s Corporation Corporate Offices, 203 East Main Street, Spartanburg, South Carolina on Wednesday, May 19, 2010 at 9:00 a.m. for the following purposes as described in the accompanying Proxy Statement:

1.	To elect eight (8) directors.

2.	To consider and vote on a proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 29, 2010.

3.	To transact such other business as may properly come before the meeting.

Only holders of record of Denny’s Corporation common stock at the close of business on March 23, 2010 will be entitled to notice of, and to vote at, this meeting. Please vote in one of the following ways:

•	use the toll-free telephone number shown on your WHITE proxy card;

•	visit the website shown on your WHITE proxy card to vote via the Internet; or

•	mark, sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, you are urged to promptly complete, sign, date and return the enclosed WHITE proxy card in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote by telephone or the Internet). Returning your proxy card as described above does not deprive you of your right to attend the meeting and to vote your shares in person. However, in order to vote your shares in person at the meeting, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting. If you plan to attend, we ask that you please (1) detach, sign and return the self-addressed, postage prepaid Attendance Card, and (2) detach and bring with you to the meeting the Admittance Card. These cards are attached together and enclosed with the form of proxy for the meeting. For directions to the meeting, please visit the Denny’s website at www.dennys.com, or call (864) 597-8000. If you have any questions or need assistance in voting your shares of Denny’s stock, please call Okapi Partners LLC, which is assisting us at this year’s Annual Meeting at 1-877-279-2311.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2010.

The proxy statement and the 2009 Annual Report of Denny’s Corporation are available at http://www.cstproxy.com/dennys/2010.

Denny’s has received a notice from Oak Street Capital Master Fund, Ltd. of its intent to nominate three directors in opposition to the slate of directors nominated by the Denny’s Board of Directors. The Board urges you not to sign any proxy cards sent to you by Oak Street. If you have previously signed a proxy card sent to you by Oak Street, you may revoke it by voting the WHITE proxy card in the manner so directed.

By order of the Board of Directors

J. Scott Melton

Assistant General Counsel,

Corporate Governance Officer and

Secretary

Proxy Statement Table of Contents

PROXY STATEMENT

April 8, 2010

GENERAL

Introduction

The Annual Meeting of Stockholders of Denny’s Corporation, a Delaware corporation, will be held on Wednesday, May 19, 2010, at 9:00 a.m. at Denny’s Corporation Corporate Offices, 203 East Main Street, Spartanburg, South Carolina (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Denny’s Corporation to be used at the upcoming Annual Meeting of Stockholders. The information provided herein concerns not only Denny’s Corporation, but also Denny’s, Inc. (“Denny’s”), a subsidiary which it wholly owns through another wholly-owned subsidiary, Denny’s Holdings, Inc., since substantially all operations of Denny’s Corporation are currently conducted through Denny’s.

Stockholder Voting

You may vote at the Annual Meeting either by proxy or in person. Only holders of record of common stock of Denny’s Corporation, par value $0.01 per share (the “Common Stock”) as of the close of business on March 23, 2010 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement will be mailed to each such stockholder beginning on or about April 12, 2010.

Voting by Proxy

To vote by proxy, you must either properly execute and return prior to the meeting the WHITE proxy card, or follow the instructions set forth in the enclosed WHITE proxy card to vote by phone or on the Internet. Where you have appropriately specified how your proxy is to be voted, it will be voted accordingly. If no specifications are made, your proxy will be voted (i) in favor of the eight (8) nominees to the Board of Directors, and (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the year ending December 29, 2010. The Company does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matter of business is brought before the Annual Meeting, the proxy holders may vote the proxies at their discretion.

If you execute a proxy, you may revoke it at any time before it is exercised by delivering a written notice to J. Scott Melton, Assistant General Counsel, Corporate Governance Officer and Secretary of Denny’s Corporation, either at the Annual Meeting or prior to the meeting date at the Denny’s Corporation principal executive offices at 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person. If you vote by telephone or by accessing the Internet voting website, you may also revoke your proxy by re-voting using the same procedure no later than 7:00 p.m. Eastern Time on Tuesday, May 18, 2010.

Voting in Person

To vote at the meeting in person, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting. For directions to the meeting, please visit Denny’s website at www.dennys.com, or call (864) 597-8000.

Voting Requirements

At the meeting, holders of Common Stock will have one vote per share and a quorum, consisting of a majority of the outstanding shares of Common Stock as of the Record Date, represented in person or by proxy, will be required for the transaction of business by stockholders. A quorum being present, due to the “contested” nature of the director election, directors will be elected by a plurality of the votes cast and the other actions proposed in the accompanying Notice of Meeting will be decided by a majority of votes cast on the matter. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached, but will not be counted in determining the number of shares voted “for” any director-nominee or “for” or “against” any other proposal. As of the close of business on the Record Date, there were issued and outstanding and entitled to be voted at the Annual Meeting, 98,972,213 shares of Common Stock.

Equity Security Ownership

Principal Stockholders

The following table sets forth the beneficial ownership of Common Stock by each stockholder known by the Company as of March 23, 2010 to own more than 5% of the outstanding shares. As of March 23, 2010, there were 98,972,213 shares of the Common Stock issued and outstanding.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
Fidelity Management & Research Company (and related entities) 82 Devonshire Street Boston, MA 02109	12,223,180	(1)	12.4
Morgan Stanley 1585 Broadway New York, NY 10036	7,968,109	(2)	8.1
The Vanguard Group, Inc. (and related entities) 100 Vanguard Blvd. Malvern, PA 19355	7,814,266	(3)	7.9
Black Rock, Inc. (and related entities) 45 Fremont Street San Francisco, CA 94105	5,908,239	(4)	6.0
Keeley Asset Management Corp. (and related entities) 401 South LaSalle St. Chicago, IL 60605	5,710,000	(5)	5.8
Wellington Management Company, LLP 75 State Street Boston, MA 02109	5,169,182	(6)	5.2
Oak Street Capital Management, LLC (and related entities) 111 S. Wacker Drive, 33rd Floor Chicago, IL 60606	1,928,076	(7)	1.9
Patrick Walsh 111 S. Wacker Drive, 33rd Floor Chicago, IL 60606	43,000	(8)	*

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
Dash Acquisitions LLC (and related individual) 9701 Wilshire Boulevard, Suite 1110 Beverly Hills, CA 90212	1,202,300	(9)	1.2
Soundpost Capital, LP (and related entities) 405 Park Avenue, 6th Floor New York, NY, 10022	1,420,959	(10)	1.4
Soundpost Partners, LP (and related entities) 405 Park Avenue, 6th Floor New York, NY, 10022	879,041	(11)	*
Lyrical Opportunity Partners II, LP 405 Park Avenue, 6th Floor New York, NY 10022	338,500	(12)	*
Lyrical Opportunity Partners II, Ltd c/o Ogier Fiduciary Services (Cayman) Limited, P.O. Box 1234 GT, Queensgate House, South Church Street, Grand Cayman, Cayman Islands, KY 1-1108	368,600	(13)	*
Patrick H. Arbor c/o Chicago Board of Trade, 141 West Jackson Boulevard, Suite 300 Chicago, IL 60604.	65,000	(14)	*

(1)	Based upon the Schedule 13G/A filed with the SEC on February 16, 2010, FMR LLC is the beneficial owner of 12,223,180 shares and has sole voting power over 5,007,897 shares and sole investment power over 12,223,180 shares. Edward C. Johnson 3d is the beneficial owner of 12,223,180 shares and has sole investment power over 12,223,180 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 6,656,854 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Fidelity Funds (the “Funds”), each has sole investment power over the 6,656,854 shares owned by the Funds. Neither FMR LLC, nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote shares owned directly by the Funds, which power resides with the Funds’ Board of Trustees. Pyramis Global Advisers Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC is the beneficial owner of 5,358,596 of the shares listed as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole investment power over 5,358,596 shares and sole voting power over 4,800,167 shares owned by the institutional accounts managed by PGATC. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 207,730 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC each has sole investment power and sole voting power over 207,730 shares owned by institutional accounts or funds advised by PGALLC.
(2)	Based upon the Schedule 13G/A filed with the SEC on February 12, 2010. Morgan Stanley has sole voting power with respect to 7,967,015 shares and sole investment power with respect to 7,968,109 shares. Morgan Stanley indicates that it files reports solely in its capacity as the parent company of, and indirect beneficial owner of shares held by, certain of its operating units.
(3)	Based upon the Schedule 13G/A filed with the SEC on February 4, 2010. The Vanguard Group, Inc. is deemed to be the beneficial owner of the listed shares and to have sole voting power with respect to 110,850 shares and sole investment power with respect to 7,703,416 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of the Vanguard Group, Inc., is the beneficial owner of 110,850 shares as a result of its serving as investment manager of collective trust accounts and has sole voting power with respect to such shares.
(4)	Based upon the Schedule 13G/A filed with the SEC on January 29, 2010, Black Rock, Inc., as a result of its acquisition completed on December 1, 2009 of Barclays Global Investors, has sole voting power and sole investment power over the listed shares.
(5)	Based upon the Schedule 13G/A filed with the SEC on February 12, 2010. Keeley Asset Management Corp. and the Keeley Small Cap Value Fund are deemed to be the beneficial owners of the listed shares. Keeley Asset Management Corp. is deemed to have sole voting and sole investment power with respect to such shares.
(6)	Based upon the Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2010. Wellington Management Company, LLP is deemed to be the beneficial owner of the listed shares and to have shared voting power with respect to 4,693,570 shares and shared investment power with respect to 5,169,812 shares.

(7)	Based upon a Schedule 13D filed on January 21, 2010 and as amended on March 2, 2010 and April 6, 2010, Oak Street Capital Master Fund, Ltd. (“Oak Street Master”), Oak Street Capital Management, LLC (“Oak Street Management”), and David Makula, who is the sole managing member of Oak Street Capital Management, are deemed to be the beneficial owners of the listed shares. The three entities have reported shared voting and investment power with respect to such shares. In addition, Oak Street Capital Master Fund, Ltd., Oak Street Capital Management, LLC, and David Makula are members of a “group” under Section 13(d)(3) of the Exchange Act and the rules promulgated thereunder, with each of Patrick Walsh, Dash Acquisitions LLC, a Delaware limited liability company (“Dash Acquisitions”), Jonathan Dash, Soundpost Capital, LP, a Delaware limited partnership (“Soundpost Onshore”), Soundpost Capital Offshore, Ltd., a Cayman Islands exempted company (“Soundpost Offshore”), Soundpost Advisors, LLC, a Delaware limited liability company (“Soundpost Advisors”), Soundpost Partners, LP, a Delaware limited partnership (“Soundpost Partners”), Soundpost Investments, LLC, a Delaware limited liability company (“Soundpost Investments”), Jaime Lester, Lyrical Opportunity Partners II, L.P., a Delaware limited partnership (“Lyrical Onshore”), Lyrical Opportunity Partners II, Ltd., a Cayman Islands exempted company (“Lyrical Offshore”), Lyrical Opportunity Partners II GP, L.P., a Delaware limited partnership (“Lyrical Onshore GP”), Lyrical Corp III, LLC, a Delaware limited liability company (“Lyrical III”), Lyrical Partners, L.P., a Delaware limited partnership (“Lyrical Partners”), Lyrical Corp I, LLC, a Delaware limited liability company (“Lyrical I”), Jeffrey Keswin and Patrick H. Arbor (along with Oak Street Master, Oak Street Master, Oak Street Management and David Makula, the “13D Group”. Collectively, the 13D Group beneficially owns 6.3%.
(8)	Based upon a Schedule 13D filed on January 21, 2010 and as amended on March 2, 2010 and April 6, 2010, Patrick Walsh is deemed to be the beneficial owners of the listed shares. Mr. Walsh has reported sole voting and sole investment power with respect to such shares, in addition to being a member of the 13D Group. Collectively, the 13D Group beneficially owns 6.3%.
(9)	Based upon a Schedule 13D filed on January 21, 2010 and as amended on March 2, 2010 and April 6, 2010, Dash Acquisitions and its President Jonathan Dash are deemed to be the beneficial owners of the listed shares. Dash Acquisitions and Jonathan Dash have reported shared voting and shared investment power with respect to such shares, in addition to being members of the 13D Group. Collectively, the 13D Group beneficially owns 6.3%.
(10)	Based upon a Schedule 13D filed on January 21, 2010 and as amended on March 2, 2010 and April 6, 2010, Soundpost Onshore, its general partner, Soundpost Advisors, and Soundpost Advisor’s sole managing member, Jaime Lester, are deemed to be the beneficial owners of the listed shares. Soundpost Onshore, Soundpost Advisors and Jamie Lester have reported shared voting and shared investment power with respect to such shares, in addition to being members of the 13D Group. Collectively, the 13D Group beneficially owns 6.3%.
(11)	Based upon a Schedule 13D filed on January 21, 2010 and as amended on March 2, 2010 and April 6, 2010, Soundpost Partners as investment manager to Soundpost Offshore, Soundpost Partners’ general partner, Soundpost Investments, and Sound Post Investment’s sole managing member, Jaime Lester, are deemed to be the beneficial owners of the listed shares. Soundpost Partners, Soundpost Offshore, Soundpost Investments and Jaime Lester have reported shared voting and shared investment power with respect to such shares, in addition to being members of the 13D Group. Collectively, the 13D Group beneficially owns 6.3%.
(12)	Based upon a Schedule 13D filed on January 21, 2010 and as amended on March 2, 2010 and April 6, 2010, Lyrical Onshore, its general partner Lyrical Onshore GP, Lyrical Onshore GP’s general partner, Lyrical III, and Lyrical III’s sole managing member, Jeffrey Keswin, are deemed to be the beneficial owners of the listed shares. Lyrical Onshore, Lyrical Onshore GP, Lyrical III and Jeffrey Keswin reported shared voting and shared investment power with respect to such shares, in addition to being members of the 13D Group. Collectively, the 13D Group beneficially owns 6.3%.
(13)	Based upon a Schedule 13D filed on January 21, 2010 and as amended on March 2, 2010 and April 6, 2010, Lyrical Offshore, its investment manager Lyrical Partners, Lyrical Partners general partner, Lyrical I, and Lyrical I’s sole managing member, Jeffrey Keswin, are deemed to be the beneficial owners of the listed shares. Lyrical Offshore, Lyrical Partners, Lyrical I and Jeffrey Keswin reported shared voting and shared investment power with respect to such shares, in addition to being members of the 13D Group. Collectively, the 13D Group beneficially owns 6.3%.
(14)	Based upon a Schedule 13D filed on January 21, 2010 and as amended on March 2, 2010 and April 6, 2010, Patrick H. Arbor is deemed to be the beneficial owners of the listed shares. Mr. Arbor has reported sole voting and sole investment power with respect to such shares, in addition to being a member of the 13D Group. Collectively, the 13D Group beneficially owns 6.3%.

Management

The following table sets forth, as of March 23, 2010, the beneficial ownership of Common Stock by: (i) each current member of the Board of Directors (the “Board”) of Denny’s Corporation, (ii) each director nominee of Denny’s Corporation to the Board, (iii) each executive officer included in the Summary Compensation Table elsewhere in this Proxy Statement, and (iv) all current directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership(1)(2)		Percentage of Common Stock
Brenda J. Lauderback	101,738		*
Nelson J. Marchioli	4,838,124	(3)	4.8
Robert E. Marks	224,064		*
Louis P. Neeb	43,929		*
Donald C. Robinson	24,110		*
Donald R. Shepherd	217,150		*
Debra Smithart-Oglesby	165,813		*
Laysha Ward	6,819		*
F. Mark Wolfinger	626,396		*
Janis S. Emplit	690,527		*
Mark E. Chmiel	6,700		*
All current directors and executive officers as a group (9 persons)	6,248,143		6.1

*	Less than one (1) percent.
(1)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the right to acquire (within sixty (60) days of March 23, 2010) through the exercise of stock options: (i) Mr. Marks (69,300 shares), (ii) Mr. Shepherd (103,200 shares), (iii) Ms. Lauderback (50,400 shares), (iv) Mr. Marchioli (1,610,501 shares), (v) Mr. Neeb (12,600 shares), (vi) Ms. Smithart-Oglesby (69,300 shares), (vii) Mr. Wolfinger (503,100 shares), (viii) Ms. Emplit (499,000 shares), and all current directors and executive officers as a group (2,418,401 shares).
(2)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the vested right to acquire (within sixty (60) days of March 23, 2010) through the conversion of deferred stock units upon termination of service as a director of Denny’s Corporation: (i) Ms. Lauderback (51,338 shares), (ii) Mr. Marks (66,011shares), (iii) Mr. Neeb (31,329 shares), (iv) Mr. Robinson (24,110 shares), (v) Mr. Shepherd (69,097 shares), (vi) Ms. Smithart-Oglesby (67,613 shares), (vii) Ms. Ward (6,819 shares) and all current directors and executive officers as a group (316,317 shares).
(3)	Of this amount, 2,963,661 shares are pledged as security for a bank loan to Mr. Marchioli.

Equity Compensation Plan Information

The following table sets forth information as of December 30, 2009 with respect to compensation plans of the Company under which equity securities of Denny’s Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	10,530,487	(1)	$2.34	2,861,981	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	10,530,487		$2.34	2,861,981

(1)	Includes shares issuable pursuant to the grant or exercise of awards under the Denny’s Corporation 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”), the Denny’s Corporation Amended and Restated 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”), the Denny’s, Inc. Omnibus Incentive Compensation Plan for Executives, the Advantica Stock Option Plan and the Advantica Restaurant Group Director Stock Option Plan.
(2)	Includes shares of Common Stock available for issuance as awards of restricted stock, restricted stock units, deferred stock units and performance awards, under the 2008 Omnibus Plan and the 2004 Omnibus Plan.

ELECTION OF DIRECTORS

Nominees for Election as Directors of Denny’s Corporation

As permitted under our Bylaws, the Board has set eight (8) as the number of directors effective as of May 19, 2010 to constitute the Board of Directors of Denny’s Corporation. Accordingly, it is intended that proxies in the accompanying form will be voted at the Annual Meeting for the election of eight (8) nominees to the Board of Denny’s Corporation. These nominees are: Brenda J. Lauderback, Nelson J. Marchioli, Robert E. Marks, Louis P. Neeb, Donald C. Robinson, Donald R. Shepherd, Debra Smithart-Oglesby and Laysha Ward, each of whom has consented to serve and be named in this Proxy Statement and will serve as a director, if elected, until the 2011 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation and Bylaws, as amended. Each nominee currently serves as a director.

If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with the Denny’s Corporation Restated Certificate of Incorporation and Bylaws.

Business Experience

The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Brenda J. Lauderback	59	Director of Denny’s Corporation; Retired; President of Wholesale and Retail Group of Nine West Group, Inc., a footwear manufacturer and distributor (1995-1998); President of Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor (1993-1995); Vice President and General Merchandise Manager of Target Corporation (formerly Dayton Hudson) (1982-1993). Director of Big Lots, Inc., Wolverine World Wide, Inc., and Select Comfort Corporation.	2005

Nelson J. Marchioli	60	Chief Executive Officer, President and Director of Denny’s Corporation and Denny’s, Inc. (2001-present); President of El Pollo Loco, Inc. (a subsidiary of the Company until 1999) (1997-2001).	2001

Robert E. Marks	58	Director of Denny’s Corporation; President of Marks Ventures, LLC, a private equity investment firm (1994-present); Chairman of the Board of Directors of Denny’s Corporation (2004-2006); Director of Emeritus Corporation and a member of the Board of Trustees of the Fisher House Foundation and The International Rescue Committee. From 1982-1994, Managing Director and co-head of leverage buyout investing at Carl Mark & Co. Inc. Member of the board of directors of 15 private companies most of which were during this period.	1998

Louis P. Neeb	70	Director of Denny’s Corporation; Chairman of the Board of Directors of Mexican Restaurants, Inc., a restaurant company (1995-present); Director of Mexican Restaurants, Inc. and CEC Entertainment, Inc.	2008

Donald C. Robinson	57	Director of Denny’s Corporation; President of Baha Mar Resorts, Ltd., a resort development in Nassau, Bahamas (2006-present); Group Managing Director, Hong Kong Disneyland (2001-2006); Senior Vice President, Walt Disney World Operations (1998-2001).	2008

Donald R. Shepherd	73	Director of Denny’s Corporation; Retired; Chairman of Loomis, Sayles & Company, L.P., an investment management firm (1992-1995); Chief Executive Officer and Chief Investment Officer of Loomis Sayles & Company, L.P. (1990-1995). Member of Investment Committee of Scripps Research Institute and various University of Michigan advisory committees.	1998

Debra Smithart-Oglesby	55	Director of Denny’s Corporation; Chair of the Board of Directors of Denny’s Corporation (2006-present); President of O/S Partners, private investment and consulting services firm (2000-present); Chief Financial Officer of Dekor, Inc., a home improvement and decorating retail company (2000); President of Corporate Services and Chief Financial Officer of First America Automotive, Inc. (1997-1999). A member of the Editorial Advisory Board of CFO Magazine.	2003

Laysha Ward	42	Director of Denny’s Corporation; President, Community Relations, Target Corporation (2008 to present); Vice President, Community Relations, Target Corporation (2003 to present).	2010

Director Qualifications and Skills

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. Many of our Directors served in key management positions in a of a wide-range of businesses, including retail and restaurant businesses through which they have developed, as a group, expertise and experience in core business skills such as strategy and business development, innovation, operations, brand management, finance, compensation and leadership development, and compliance and risk management. We also believe each of our nominees has other attributes necessary to create an effective board: the willingness to engage management and each other in a constructive and collaborative fashion; high personal and professional ethics, integrity and values; good judgment; analytical minds; the willingness to offer a diverse perspective; the ability to devote significant time to serve on our board and its committees; and a commitment to representing the long-term interests of all our stockholders. As a collective, our Board has a broad set of competencies and experiences making it well suited to further the interests of Denny’s, its stockholders and other stakeholders.

Set out below are the education, specific experience, qualifications, attributes and skills of each of our directors which led the Board to the conclusion that each individual should be nominated as a director of the Company.

Brenda J. Lauderback – Ms. Lauderback’s experience includes footwear, apparel, and retail industry experience, corporate leadership experience, branded marketing experience, international operations experience, public company board experience and public company finance and accounting experience through audit committee service. Ms. Lauderback has more than 25 years of experience in the retail industry and more than 35 collective years of experience on public company boards. From 1995 until her retirement in 1998, Ms. Lauderback was president of the Wholesale and Retail Group of Nine West Group, Inc., a footwear wholesaler and distributor. She previously was the President of the Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor, a position that included responsibility for offices in China, Italy and Spain, and was a Vice President/General Merchandise Manager of Dayton Hudson Corporation, a retailer. Ms. Lauderback has collective experience of more than 20 years on audit, compensation and governance committees of public company boards and is chair of three governance committees. Ms. Lauderback is a director of Big Lots, Inc., Wolverine Worldwide, Inc. and Select Comfort Corporation. Within the last five years, Ms. Lauderback also served as a director of Irwin Financial Corporation. Ms. Lauderback received her Bachelor of Science degree from Robert Morris University in 1972.

Nelson J. Marchioli – Mr. Marchioli has more than 30 years of experience in the restaurant industry, including leadership positions, in addition to Denny’s, at Bruegger’s Bagel Bakeries, Burger King, El Pollo Loco and Red Lobster.

Since 2001, Mr. Marchioli has been the President and Chief Executive Officer of Denny’s during which time Denny’s: (1) achieved a successful financial turnaround placing Denny’s in its strongest financial position since the mid-1980’s; (ii) was relisted on NASDAQ in August 2005 after 22 consecutive months of increased same-store sales; (iii) achieved steadily improving pre-tax adjusted income, the Denny’s internal profitability metric, since taking over as President and CEO in 2001, with 2009 representing the highest level at $30 million; (iv) has grown the franchise-to-company unit mix to 85% in 2009 from 66% through the Franchise Growth Initiative’s refranchising of 290 company units since 2007; (v) reduced the Denny’s debt by almost 50% since 2005, (vi) launched new products, developed promotional menus and improved food quality; and, (vii) increased the Denny’s average unit volumes by 19% since 2000.

From 1997 to 2001, Mr. Marchioli was the President and Chief Executive Officer of El Pollo Loco, a flame-grilled chicken restaurant chain, during which time he was responsible for an increase in the growth rate of the chain. From 1996 to 1997, Mr. Marchioli was Executive Vice President and Chief Executive Officer of Bruegger’s Corporation, the first major bagel chain in the United States, where he was responsible for all regional offices and system-wide restaurant operations, standards, and training. During this time, the company grew from 322 units to more than 470 units across nearly 30 states. From 1986 to 1996 he held various senior leadership positions at Burger King Corporation, including the position of Senior Vice President, International Operations & Sales, where he had full profit and loss responsibility for Burger King divisions in 57 countries outside of the United States and Canada. From 1972 to 1986, Mr. Marchioli worked for the General Mills Restaurant Group Division where he held various senior positions of responsibility in operations, purchasing, design, equipment and distribution. Ultimately he was responsible for construction and remodeling for Red Lobster. Mr. Marchioli received a bachelor’s degree in communications from the University of Central Florida in 1972.

Robert E. Marks – Mr. Marks has over 28 years of private equity investment and monitoring experience in 15 different industries, the result of his employment as a Managing Director of Carl Marks & Co. Inc (1982- 1994) and his ownership of Marks Ventures LLC (1994 to present). This experience includes responsibility for all facets of leverage buyout investments such as sourcing and analyzing transactions, raising financing, negotiating agreements, and sitting on the Board of Directors of investee companies to monitor progress, decide on refinancing options, and ultimately to decide on the realization of the investment. In addition, he has reviewed literally hundreds of possible investments, including performing detailed due diligence on dozens of companies. This work has instilled a deep appreciation for what makes a successful company, and what the true risks of a business venture might be.

Mr. Marks has more than 15 years of public company Board of Directors experience, derived from his service at Denny’s and at Emeritus, a New York Stock Exchange assisted living company based in Seattle with 2009 revenues of almost $900 million. During this time, he has served on the Audit and Finance, Compensation and Corporate Governance committees, as well as serving as the Chairman of the Board of Denny’s from 2004 to 2006. During this time, Mr. Marks headed up, from the Board of Directors perspective, the highly successful 2004 restructuring and refinancing at Denny’s, which was comprised of an equity infusion of $92 million; a public bond refinancing of $175 million; and a new senior secured credit facility of $420 million.

Prior to his private equity investing experience, Mr. Marks obtained Wall Street corporate finance experience from 1978 – 1982 as an associate at Dillon, Read & Co., Inc., an investment banking firm, where he began working after he received a MBA with a concentration in Finance and General Management from Harvard Business School. From 1974 to 1976, he worked for the Export-Import Bank of the United States, performing research and analysis on the economic fundamentals underpinning particular loan proposals. In 1974, Mr. Marks received B.A. and M.A. degrees in Economics from Stanford University with distinction and Departmental Honors and was selected to be a member of Phi Beta Kappa.

Louis P. Neeb – Mr. Neeb has more than 35 years of restaurant industry and corporate leadership experience. He currently serves as the non-executive Chairman of the Board of Directors for Mexican Restaurants, Inc. He served as interim Chief Executive Officer of Mexican Restaurants, Inc. from December 15, 2006 to April 4, 2007 and has served as Chairman of the Board of that Company since October 1995, as Chief Executive Officer of the Company from April 1996 to May 2000, and as interim President from August 1997 to April 1998.

Since 1982 Mr. Neeb has also served as President of Neeb Enterprises, Inc., a restaurant consulting company. From July 1991 to January 1994, Mr. Neeb served as President of Spaghetti Warehouse, Inc. From September 1989 to Jun 1991, Mr. Neeb served as President of Geest Foods USA. This company was a wholly owned subsidiary of Geest Foods, Plc. From 1982 to 1987, Mr. Neeb served as President and Chief Executive Officer of Taco Villa, Inc. and its predecessors, a publicly held corporation controlled by W.R. Grace & Co., where he oversaw the development of the Applebee’s restaurant chain, and the operation of the Del Taco restaurant chain. From 1980 to 1982, Mr. Neeb served as Chairman of the Board and Chief Executive Officer of Burger King Corporation. From 1973 to 1980, Mr. Neeb served in various positions, including President and Chief Operating Officer of Steak & Ale Restaurants. During that time, Mr. Neeb directed the development of the Bennigan’s restaurant concept and the company grew from 35 to over 250 restaurants. Mr. Neeb serves as a director of CEC Entertainment, Inc., the parent company of Chuck E. Cheese’s restaurants and entertainment centers. Mr. Neeb was also formerly a director of the privately held Silver Diner, Inc., On The Border, and Franchise Finance Corporation of America, a major lender to the restaurant and other industries, until its sale to GE Capital in 2001.

Mr. Neeb holds a BBA from the University of Notre Dame, an MBA from George Washington University, and a diploma from The Industrial College of the Armed Forces. He also serves on several charitable boards of directors.

Donald C. Robinson – Currently, as the President of Baha Mar Resorts, Mr. Robinson is responsible for the design, development, construction, and the opening of this Nassau, Bahamas based project. This $2.6 billion project will include a management contract with several major hotel and resort companies, and will feature 2,200 hotel rooms, a 50,000 square foot retail village, 200,000 square feet of meeting space, approximately 30 restaurants, 23 acres of pools and activities, three spas, and a golf course designed by Jack Nicklaus.

Mr. Robinson received his Bachelor of Science Degree in Microbiology from The University of Central Florida while he worked full-time in Food & Beverage Operations at The Walt Disney World Resort. During his 33 year career with Disney, he was involved with the opening phase of two theme parks, one water park, a retail/dining/entertainment venue, and 12 resort hotels on three continents. Mr. Robinson served as the General Manager of three Disney resorts, including Disneyland Paris’ Newport Bay Club in Marne-La- Vallee, France, and assisted in the planning and development of two resort hotels in Tokyo, Japan working with the Oriental Land Company owners.

As the Senior Vice President of Operations at Walt Disney World, Mr. Robinson was responsible for the operation of four theme parks, three water parks, 30,000 hotel rooms, over 200 restaurants (including QSR, Table Service, Fine Dining, Bars, Lounges and Convention Catering), five golf courses, and Disney’s Wide World of Sports, with aggregate revenues of approximately $4.4 billion and food and beverage sales in excess of $800 million. In 2001, Mr. Robinson moved to Hong Kong, where he served as the Group Managing Director/ Executive Vice President of Hong Kong Disneyland, a joint venture with the government of the Hong Kong SAR. He was responsible for developing, opening, and operating the $4 billion project.

While in Hong Kong, Mr. Robinson served on the boards of directors of Hong Kong International Theme Parks Limited. He currently serves on the Board of Directors of Baha Mar Resorts and is an executive director of the Nassau Paradis Island Promotion Board.

Donald R. Shepherd – Mr. Shepherd has over 51 years of experience in money management and investments. From 1972 until his retirement in 1995, Mr. Shepherd worked for Loomis Sayles & Company, L.P., an investment management firm, where he held the following positions: Vice President – Portfolio Management (1972 -1981), Managing Partner (1981 – 1990), Executive Vice President (1989 – 1990), Corporate Director (1985 – 1995), Chief Investment Officer (1990 – 1995), Chief Executive Officer (1990 – 1995), and Chairman of the Board (1992 – 1995). Mr. Shepherd through these positions acquired extensive experience in corporate leadership, company operations, marketing, investment banking and financial services. Mr. Shepherd earned the Chartered Financial Analyst designation in 1966 and the Chartered Investment Counselor designation in 1976. He also has previously served on two public company boards following their emergence from bankruptcy: (i) Geneva Steel Holdings Corporation, and (ii) Seabulk International, Inc.

Mr. Shepherd is currently a member of the San Diego Zoological Society and Scripps Research Institute Investment Committees and several University of Michigan advisory committees. Additionally, he has served as (i) a member of the Investment Committee of the San Diego Hospice, (ii) a board member and Investment Committee Chair of Rancho Coastal Humane Society, and (iii) a trustee of the Scripps Research Institute. Mr. Shepherd received his B.B.A. from the University of Michigan in 1958.

Debra Smithart-Oglesby – Ms. Smithart-Oglesby currently serves as the President of O/S Partners. O/S Partners provides investment capital and consulting services to early-stage start-up companies in the food service and specialty retail. Prior to joining O/S Partners in 2000, Ms. Smithart-Oglesby served as the Chief Financial Officer for Dekor, Inc., an early-stage retail start-up company in the home improvement/decorating industry. From 1997 to 1999 Ms. Smithart-Oglesby served as the President of Corporate Services and Chief Financial

Officer for FirstAmerica Automotive, where she directed all financial, administrative and strategic planning functions for this automotive dealership retailer and consolidator generating $1.6 billion in revenue. Prior to joining FirstAmerica Automotive, from 1985 to 1997, Ms. Smithart-Oglesby worked at Brinker International, a multi-concept casual dining restaurant company which operates Chili’s Grill & Bar, On the Border Mexican Grill & Cantina, Maggiano’s Little Italy, and Romano’s Macaroni Grill, serving on the board of directors (from 1991 to 1997) as well as serving as Executive Vice President and Chief Financial Officer, where she provided strategic direction and managed the financial and administrative functions for this company with sales of $1.8 billion and 800+ locations internationally. Ms. Smithart-Oglesby’s early career experience includes audit, controller and accountant positions with companies including Coopers and Lybrand, OKC Liquidating Trust, and New York Merchandise Co.

Ms. Smithart-Oglesby earned a master’s in business administration from Southern Methodist University and has a bachelor’s degree in accounting from the University of Texas at Arlington. She has served on the board of directors for CFO magazine where she currently holds a position on the advisory board. She was previously on the board of directors of Noodles and Company, a quick casual dining restaurant chain, the finance committee for the Susan G. Komen Foundation, the Presbyterian Hospital Resource Board, the Board of the Family Place, and the Advisory Board of the University of Texas at Dallas.

Laysha Ward – As the current president of the Target Foundation, Ms. Ward’s experience and core skills are in communications, branding to enhance the corporate strategy, marketing, demographic/segmentation customer relations, and strategic planning. She also leads Target’s volunteerism efforts, encouraging and providing opportunities for more than 350,000 team members, and oversees the company’s domestic and international grant making, community sponsorships, cause marketing initiatives and other civic activities. In 2008, President Bush nominated and the United States Senate confirmed Ms. Ward to serve on the board of directors of the Corporation for National and Community Service, the nation’s largest grant maker for volunteering and service. Later that year, Target promoted Ms. Ward to President of Community Relations and the Target Foundation. In 2003, Ms. Ward became vice president of Community Relations and Target Foundation in, after having joined Target as a director of community relations in 2000. In 1993, Ms. Ward served as Manager of Community Relations for Marshall Field’s, Chicago, where her responsibilities included handling corporate contributions, developing and marketing community initiatives, employee volunteerism, and United Way campaign activities for Illinois, Wisconsin, and Ohio for Field’s stores directly. Ms. Ward began her career in 1991 as a member of the store sales and management team of Marshall Field’s, Chicago. She also worked with community relations, public relations, marketing, advertising, and special events staff throughout the corporation to enhance the company’s position in its store communities.

Ms. Ward received a Bachelor of Arts degree from Indiana University and a Master’s degree in Social Service Administration, Nonprofit Management and Public Policy, from the University of Chicago.

Corporate Governance

The Board of Directors has determined that, other than Mr. Marchioli, each current member of the Board is independent under NASDAQ listing standards. In making this determination, the Board specifically took into consideration the transaction involving Mr. Robinson that is described in the “Related Party Transaction” section in this Proxy Statement and subjectively determined that such transaction would not interfere with Mr. Robinson’s exercise of independent judgment as a director of the Company.

There are three standing committees of the Board: the Audit and Finance Committee, the Compensation and Incentives Committee, and the Corporate Governance and Nominating Committee. Each such committee is made up solely of independent directors as defined by NASDAQ listing standards applicable to each committee. The Audit and Finance Committee currently consists of Messrs. Marks, Neeb, Shepherd and Ms. Smithart-Oglesby, with Mr. Marks serving as chair. The Compensation and Incentives Committee is currently comprised of Ms. Lauderback and Messrs. Neeb, Robinson and Shepherd, with Mr. Neeb serving as chair. Mss. Lauderback and Smithart-Oglesby and Messrs. Marks and Robinson currently make up the Corporate Governance and

Nominating Committee, with Ms. Lauderback serving as chair. In conjunction with the election of directors at the Annual Meeting, the Board will make committee assignments for the upcoming year. For a description of our code of ethics, see the “Code of Ethics” section elsewhere in this Proxy Statement.

Set forth below is information regarding each committee.

Audit and Finance Committee

Summary of Responsibilities. The Audit and Finance Committee (the “Audit Committee”), which held eight (8) meetings in 2009, has been established by the Board to assist the Board in fulfilling its responsibilities toward stockholders, potential stockholders and the investment community to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s primary responsibilities include overseeing (i) the adequacy of the Company’s internal controls and the integrity of the Company’s accounting and financial information reported to the public, (ii) the qualification, independence and performance of the Company’s independent registered public accounting firm and its internal auditors, (iii) the appropriateness of the Company’s accounting policies, (iv) the Company’s compliance with legal and regulatory requirements, (v) the Company’s risk assessment and management practices, and (vi) the Company’s finance activities, while providing and maintaining an avenue of communication among the Committee, the independent auditors, internal auditors, management and the Board. For a complete description of the Audit Committee’s powers, duties and responsibilities, see the charter of the Audit Committee available to stockholders on the Company’s website at www.dennys.com.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee meets the definition of independence for audit committee members set forth under NASDAQ listing standards.

Audit Committee Financial Experts. The Board has determined that at least two Board members currently serving on the Audit Committee, Robert E. Marks and Debra Smithart-Oglesby, are Audit Committee Financial Experts, as that term is defined by the SEC, based upon their respective business experience and educational backgrounds, which include Ms. Smithart-Oglesby’s CFO, audit, controller and accountant experience and education, and Mr. Marks’ experience analyzing and evaluating financial statements (of the same or greater complexity as the Company’s) during more than 20 years of work in private equity investments serving more than 15 different industries.

Audit Committee Report. A formal written charter was originally adopted by the Audit Committee on March 14, 2000, and subsequently approved and adopted by the Board on May 24, 2000. Thereafter it has been amended and restated on November 12, 2003, August 25, 2006, October 29, 2007 and January 27, 2010. The Audit Committee fulfilled its responsibilities under and remained in compliance with the charter during the fiscal year ended December 30, 2009.

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with KPMG, the Company’s independent registered public accounting firm.

•

The Audit Committee has discussed with KPMG, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

•

The Audit Committee has received the written disclosure and the letter from KPMG, required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company.

•

Based on and pursuant to the review and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2009 for filing with the SEC.

Audit and Finance Committee

Robert E. Marks, Chairman

Louis P. Neeb

Donald R. Shepherd

Debra Smithart-Oglesby

Compensation and Incentives Committee

Summary of Responsibilities. The Compensation and Incentives Committee (the “Compensation Committee”), which held seven (7) meetings in 2009, is responsible for (i) overseeing the Company’s overall compensation program and philosophy, (ii) reviewing and approving compensation of the Chief Executive Officer and senior management of the Company, (iii) administering the Company’s short- and long-term incentive plans and other stock or stock-based plans, (iv) overseeing the Company’s executive compensation disclosure and issuing the Committee’s report as required by the applicable rules and regulations governing the Company’s annual proxy statement, (v) reviewing and making recommendations to the Board regarding director compensation, and (vi) overseeing the Company’s various benefit plans. For a complete description of the Compensation Committee’s power, duties and responsibilities, see the charter of the Compensation Committee which may be found on the Company’s website at www.dennys.com.

Process for Determination of Executive and Director Compensation. Executive compensation is determined by the Compensation Committee pursuant to the authority granted to it by the Board. Director Compensation is determined by the Board upon recommendation by the Compensation Committee. In 2009, the Compensation Committee engaged consultant Towers Watson (formerly Towers Perrin) and considered data and analysis prepared by these consultants regarding competitive pay practices among the Company’s peer group and restaurant industry to determine the appropriate level of director and executive officer compensation. Additionally, the Committee considered the recommendation of the CEO with respect to compensation levels of executive officers other than the CEO.

Also when making compensation decisions, the Compensation Committee annually analyzes tally sheets prepared for each of the named executive officers. These tally sheets were prepared by our human resources department and our compensation consultant. Each of these tally sheets presents the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the named executive officers (both target and actual), as well as the potential payments under selected performance scenarios and termination of employment and change-in-control scenarios.

The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers, as well as information about wealth accumulation (discussed in more detail in the “Post-Termination Arrangements” section of the “Compensation Discussion & Analysis” section elsewhere in this Proxy Statement), so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. For additional information regarding the basis for determining executive and director compensation, see the “Compensation Discussion and Analysis” section elsewhere in this Proxy Statement.

Compensation Risk Assessment. A group of senior management from various departments of the Company, under the direction of the Compensation Committee, completed a process by which an assessment was made of the level and materiality of identified risks associated with the Company’s compensation practices and policies for its employees which was discussed with the Compensation Committee. Specifically, this group assessed the Company’s incentive plans against a set of indicators that included pay mix, performance metrics, target setting/

pay determination and governance/administration. Based on this assessment, the Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse impact on the Company.

Compensation Committee Interlocks and Insider Participation. The following persons served as members of the Compensation Committee during the fiscal year ended December 30, 2009: Vera K. Farris (January to May), Brenda J. Lauderback, Michael Montelongo (January to May), Donald R. Shepherd, Donald C. Robinson and Louis P. Neeb (May to December). None of the members of the Compensation Committee were officers or employees of the Company during 2009 or any time prior thereto. During 2009, except as noted in the Related Party Transaction section elsewhere in this Proxy Statement, none of the members of the Compensation Committee had any relationship, directly or indirectly, with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on our Board or Compensation Committee.

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement and based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2009 and this proxy statement.

Compensation and Incentives Committee

Louis P. Neeb, Chair

Brenda J. Lauderback

Donald C. Robinson

Donald R. Shepherd

Corporate Governance and Nominating Committee

Summary of Responsibilities. The responsibilities of the Corporate Governance and Nominating Committee (the “Governance Committee”) which held four (4) meetings in 2009, include (i) developing and recommending to the Board a set of corporate governance standards in the form of a corporate governance policy for the Company, (ii) maintaining, and monitoring compliance with, the corporate governance policy, (iii) monitoring the process of assessing the effectiveness of the Board and its committees, and (iv) identifying individuals qualified to become Board members and recommending to the Board director nominees for election at the annual meeting of stockholders or those necessary to fill existing vacancies on the Board. Additionally, the Governance Committee is responsible for monitoring and safeguarding the independence of the Board, monitoring and overseeing senior management succession, overseeing director education and reviewing all related party transactions while monitoring compliance with the Company’s Related Party Transaction Policy and Procedures. All members of this committee are independent within the meaning of NASDAQ listing standards. The Governance Committee has a written charter. For a further description of the Governance Committee’s powers, duties and responsibilities, please refer to the committee’s charter which may be found on the Company’s website at www.dennys.com.

Corporate Governance Policy and Practice. The Board and management clearly recognize the importance of a firm commitment to key corporate governance standards. Consequently, it is the goal of the Board and management to develop and adhere to a set of standards, that not only complies to the letter with all applicable regulatory guidance, but implements “best practices” of corporate governance.

The Company’s corporate governance policy is posted on the Company’s website at www.dennys.com.

Director Nominations Policy and Process. The Governance Committee will consider director-nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons to the Board for consideration as a nominee for election to the Board must send a written notice to the Governance Committee by mail addressed to the attention of the Secretary of Denny’s Corporation at the corporate address set forth above. The written notice must set forth (i) the name of each person whom the stockholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the person’s employment and other relevant experience. To be considered by the committee, a stockholder recommendation must be received no later than the 120th calendar day before the first anniversary date of Denny’s Corporation’s proxy statement prepared in connection with the previous year’s annual meeting.

In addition, in accordance with the Company’s Bylaws, stockholders may directly nominate persons for election to the Board of Directors at an annual meeting. Such nominations must be sent by written notice to the Secretary of Denny’s Corporation at the corporate address set forth above and must comply with the applicable timeliness and information requirements of the Company’s Bylaws. Please see the “Other Matters-2011 Stockholder Proposals” section elsewhere in the Proxy Statement for more information. The Company’s Bylaws were amended on November 12, 2008, to, among other things, clarify and present in greater detail the requirements for stockholders to nominate directors or present other items of business at an annual meeting.

The Governance Committee believes that a nominee recommended for a position on the Board must meet the following minimum qualifications:

—	he or she must be at least 21 years of age;

—	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

—	he or she must be able to read and understand basic financial statements;

—	he or she must possess integrity and have high moral character;

—	he or she must be willing to apply sound, independent business judgment;

—	he or she must have sufficient time to devote to being a member of the Board; and

—	he or she must be fluent in the English language.

Annually, the Governance Committee will identify the areas of expertise or skill needed on the Board for the upcoming Board term. The Governance Committee will identify potential nominees for director from (1) the slate of current directors, (2) referrals from professional search firms, typically in those instances when the committee identifies a needed skill or expertise not possessed by the current slate of directors, and (3) recommendations from stockholders.

The Governance Committee will evaluate a potential nominee by considering whether the potential nominee meets the minimum qualifications identified by the committee, as well as considering the following factors:

—	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

—

whether the potential nominee has experience and expertise that is relevant to the Company’s business including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

—	whether the potential nominee is highly accomplished in his or her respective field;

—	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

—

whether the potential nominee is independent, as defined by listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest, and whether he or she is willing and able to represent the interests of all Denny’s Corporation stockholders;

—	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the Board’s activities and to enhance his or her understanding of the Company’s business; and

—	how the potential nominee would contribute to diversity, with a view toward the needs of the board of directors as a whole.

Additionally, with respect to an incumbent director whom the Governance Committee is considering as a potential nominee for re-election, the committee will review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company. The manner in which the committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder.

The Company did pay fees to a professional search firm to help identify and evaluate potential nominees for director to present to stockholders for election at the 2010 Annual Meeting. The Governance Committee did not receive, by December 14, 2009 (the 120th calendar day before the first anniversary of the date of release of the 2009 proxy statement), any recommended nominee from a stockholder who beneficially owns more than 5% of Common Stock or from a group of stockholders who beneficially own, in the aggregate, more than 5% of the Common Stock.

Board Diversity. The Governance Committee and Board are committed to a diversified membership, placing a high priority on diversity, with a particular emphasis on individuals who satisfy the factors outlined above and individuals with a wide variety of management, operating, and restaurant experience and skills in addition to other attributes such as race, gender and national origin. The Governance Committee continues to look for opportunity to progress its diversity initiatives further.

Board Leadership Structure and Risk Oversight

For the past eight years, the Company has separated the positions of Chief Executive Officer and Chairman of the Board and has appointed an independent Chairman. The Company believes having a separate CEO and Chairman is an important part of its overall commitment to the highest standards of corporate governance and believes that it allows the Board to effectively develop and oversee its business strategy and monitor risk. The separate positions also allow the Board to freely perform its management oversight function. Additionally, each member of the Board, with the exception of Mr. Marchioli, is independent under the applicable standards. Although the Company has in the past utilized a lead director, due to its independent Chairman, it is no longer necessary to do so.

The Board of Directors has the ultimate responsibility for risk management. However, the Board has delegated the responsibility of risk assessment and risk management to the Audit Committee. Periodically, with the assistance of management, the Audit Committee undertakes an extensive company-wide risk assessment. This extensive risk assessment identifies the main strategic, operational and financial risks the Company is facing based on its strategic objectives. The assessment also identifies the steps that management is or should be taking to address and mitigate exposure to such risks and the Audit Committee will periodically receive reports from management regarding the steps that management is taking to address and mitigate such risks.

Board Meeting Information

During 2009, there were eight (8) meetings of the Board. Each director serving on the Board in 2009 attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during the year.

Communications Between Security Holders and Board of Directors

The process for security holders of Denny’s Corporation to send communications to the Board is as follows. Security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to the Secretary of Denny’s Corporation by mail in the care of the Secretary, at our principal executive offices, or by e-mail to smelton@dennys.com. All written communications will be compiled by the Secretary and promptly submitted to the individual directors being addressed or to the Chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the Chairman of the Board.

Board Member Attendance at Annual Meetings of Stockholders

It is the policy of Denny’s Corporation that all of the members of the Board and all nominees for election to the Board at the annual meeting of stockholders attend such meeting except in cases of extraordinary circumstances. All current directors attended last year’s annual meeting of stockholders, with the exception of Laysha Ward, who was appointed on January  26, 2010.

Director Compensation

For a description of the compensation of the directors, please see the Director Compensation Table and the narrative description following it elsewhere in this Proxy Statement.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a result of the adoption of the Sarbanes-Oxley Act of 2002, and related regulations adopted by the SEC, and by each national securities exchange, audit committees of public companies are formally charged with the responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm that serves as the Company’s independent auditor. The Audit Committee takes this responsibility very seriously and for the year 2010, the Audit Committee has selected KPMG as the independent registered public accounting firm of the Company. This selection is submitted for ratification of and approval by the stockholders at this Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions. If the stockholders do not ratify this selection, other independent registered public accounting firms will be considered by the Audit Committee.

2009 and 2008 Audit Information

KPMG served as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal years December 31, 2008 and December 30, 2009. The fees billed in the fiscal years ended December 31, 2008 and December 30, 2009 for KPMG’s services to the Company were:

	Year ended December 31, 2008	Year ended December 30, 2009
Audit Fees	$589,000	$590,000
Audit-Related Fees	53,600	45,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$642,600	$635,000

In the above table, in accordance with applicable SEC rules:

•

“audit fees” are fees billed by the independent registered public accounting firm for professional services for the audit of the annual Consolidated Financial Statements included in the Company’s Form 10-K and review of the Condensed Consolidated Financial Statements included in the Company’s Form 10-Qs, or for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including comfort letters, consents, registration statements, statutory audits and reports on internal controls required by the Sarbanes Oxley Act of 2002;

•

“audit-related fees” are fees billed by the independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and generally include fees for audits of the Company’s employee benefit plans and audit or attest services not required by statute or regulation;

•	“tax fees” are fees billed by the independent registered public accounting firm for professional services for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by the independent registered public accounting firm to the Company for any services not included in the first three categories above.

The Audit Committee has considered and determined that the services for which audit-related fees were billed were compatible with KPMG maintaining its independence.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The process for such pre-approval is typically as follows. Audit Committee pre-approval is sought at one of the committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. Additionally, the Chair of the Audit Committee has been delegated the authority by the committee to pre-approve, where necessary, such services requiring pre-approval in between regularly scheduled committee meetings. The Chair will report any such decisions at the committee’s next scheduled meeting. In 2009, the services described above were pre-approved by the Audit Committee pursuant to policy of the Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This is an overview and analysis of the compensation objectives and policies for our executive officers and the material compensation decisions we made with respect to such officers for 2009. This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this Proxy Statement. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals, who were our named executive officers:

•	Nelson J. Marchioli, our President and Chief Executive Officer;

•	F. Mark Wolfinger, our Executive Vice President, Chief Administrative Officer and Chief Financial Officer;

•	Janis S. Emplit, our former Executive Vice President, Chief Operating Officer (separated from Denny’s on December 23, 2009); and

•	Mark E. Chmiel, our former Executive Vice President, Chief Marketing and Innovation Officer (separated from Denny’s on December 30, 2009).

Summary of 2009 Performance

and its Impact on Executive Compensation

An integral part of the Company’s compensation strategy is the alignment of incentive targets and goals under the Company’s compensation programs with the Company’s strategic goals. For 2009, such strategic goals included (i) achieving System-Wide Sales of $2.277 billion and Adjusted Income Before Taxes of $20.0 million, (ii) the continued selling of restaurant units under the Company’s Franchise Growth Initiative (“FGI”), and (iii) the continued transformation of the Company’s organizational structure, through the Franchise Services Initiative (“FSI”), to better support the transition to a franchised-focused business model pursuant to FGI. The Company’s performance in 2009 was highlighted by: (i) increased profitability – 2009 Adjusted Income Before Taxes was $30.0 million, $10 million greater than our target and a growth of 30% from 2008, and (ii) the continued successful transition to a more franchised-based operating structure – sold 81 units to franchisees through FGI, introduced Brand Building Committees in the areas of Marketing, Operations and Development (jointly attended by the Company and Franchisees), and continued to reduce administrative and support costs. This performance resulted in significant achievement of targets set forth under the Company’s annual corporate incentive program and the company’s Paradigm Shift Incentive Plan, which led to payouts to participants including our named executive officers as further described herein.

Economic Impact on Compensation Decisions for 2009 and 2010

In November 2008, the Compensation Committee, in response to the economic downturn and its potential impact on the Company, determined that there would be no annual base salary increases for Company employees, including the Company’s executive officers. Additionally, in connection with the Company’s 2010 strategic plan, the Committee determined that there would be no general, “across the board” salary increases for Company employees, including the Company’s executive officers, for 2010. In early 2010, the Compensation Committee certified and approved the partial payout of incentives that were earned under the Company’s 2009 Corporate Incentive Program pursuant to its terms as further described herein.

Compensation Outlook for 2010

The Compensation Committee, along with Denny’s senior management team, is committed to ensuring that Denny’s compensation practices and programs are competitive, motivational, aligned with shareholders’ interests, and appropriately reward employees, including the named executive officers, for achievement of the Company’s strategic objectives.

While the Company had a more profitable year for 2009, Denny’s management and Compensation Committee have implemented changes to the 2010 compensation practices and incentive plans to ensure a stronger alignment with shareholders’ interests and an enhanced focus on the Company’s achievement of our same-store sales goal.

•

Therefore we will only reward for positive same store sales performance under the 2010 Corporate Incentive Plan (CIP) and other field incentive plans. As approved by the Compensation Committee on January 26, 2010, partial payouts will not be made for achieving a threshold (or less than target) level of sales. Instead, awards will only be earned by employees, including the named executive officers, by achieving or exceeding the target same-store sales metric. In addition, to further strengthen the focus on achieving same-store sales targets, 75% of the 2010 CIP (and other field incentive plans) is tied to this goal.

•

To ensure a continued focus on generating shareholder value, the 2010 Denny’s Long-Term Performance Incentive Program (LTPIP) approved by the Compensation Committee on January 26, 2010 retains a Total Shareholder Return metric. Participants in this Program can earn from 0% to 150% of the target performance shares and target cash award based on the results of Denny’s TSR compared to the TSR’s of our Peer Group over a three-year performance period.

•

2010 LTPIP award levels remain below market relative to our peers and the Company’s targeted market position. In addition, Mr. Marchioli and the Compensation Committee agreed that 2009 sales results did not warrant him receiving an equity award and he will not participate in any LTPIP awards for 2010.

•

In connection with the 2010 Company strategic plan which was approved by the Board of Directors on November 11, 2009, the Committee suspended for a second year general, “across the board” salary increases, including those for the named executive officers. We will rely on incentive plans to reward optimal performance in achieving the Company’s strategic objectives and to align with shareholder interests.

Compensation Objective and Design

The Compensation Committee developed compensation programs for our named executive officers with guidance and analysis from our consultant, Towers Watson. The overall design objective of a competitive compensation program is to attract, motivate and retain top quality leadership talent while ensuring that their interests are aligned with the interests of our shareholders and that their efforts are focused on the Company’s key strategic objectives. When evaluating and designing compensation programs, the Committee reviews market survey data, proxy information from our restaurant peer group, and industry compensation practices.

The Company’s rewards strategy is designed to be integrated across time, performance metrics and types of payout. The 2010 CIP, for example, rewards executives based on the attainment of near-term internal goals, specifically annual sales and profitability, and is paid in cash. Longer-term equity vehicles such as performance shares and performance units reward executives for stock price performance relative to the Peer Group over a three-year period and are settled in stock (performance shares) and cash (performance units). The Company also uses stock options, which have a ten-year life, and reward executives for long-term, absolute stock price growth.

Key objectives of the Company’s rewards strategy and the executive compensation program are to:

¡	provide base compensation for day-to-day responsibilities,

¡	reward the achievement of key annual performance goals deemed critical to the Company’s overall success,

¡	reward the long-term success of the Company in a manner that is directly linked to shareholder value creation,

¡	reward the completion of key components of the Company’s innovation strategies, and

¡	provide health care and financial security benefits to our executive officers similar to those provided for all our management employees.

To accomplish these five objectives, we provided executive officers with a 2009 compensation package that included the following elements: (i) base salary, (ii) annual cash incentive bonus opportunities, (iii) long-term equity incentives, (iv) a paradigm shift incentive program, and (v) benefits and perquisites. Each of these compensation elements is described and analyzed in further detail below.

Use of Market Data and Peer Groups

To assist in evaluating and determining competitive levels of compensation for the various elements of pay, the Compensation Committee relied in 2009 upon various sources of data which included:

•

Proxy data collected and analyzed from a peer group of 20 restaurant companies operating in the family dining, casual and quick service segments. This restaurant peer group consisted of the following companies:

Bob Evans Farms, Inc.	Darden Restaurants, Inc.	Red Robin Gourmet Burgers, Inc.
Brinker International, Inc.	DineEquity, Inc.	Ruby Tuesday, Inc.
Buffalo Wild Wings, Inc.	Domino’s Pizza, Inc.	Sonic Corp.
Burger King Holdings, Inc.	Jack in the Box Inc.	The Steak ‘n Shake Company
California Pizza Kitchen, Inc.	O’Charley’s Inc.	Texas Roadhouse, Inc.
Cracker Barrel Old Country Store, Inc.	Panera Bread Company	Wendy’s/Arby’s Group, Inc.
CKE Restaurants, Inc.	Papa John’s International, Inc.

•

The peer group includes the public restaurant companies which most nearly match the Company’s revenue, system-wide sales, geographic coverage, and mix of franchised and corporate-owned stores. The Committee believes that this peer group presents an accurate picture of industry practices.

•	Data from the peer group is used to assess market practices for executive pay, the use and mix of pay devices, and perquisites and benefits.

•

Competitive compensation market analysis of published surveys from the Chain Restaurant Compensation Association (covering the chain restaurant industry) and Towers Watson U.S. CDB General Industry Executive Database, which provide aggregated information on base salary, total cash (base salary and bonus), and total direct compensation (base salary, bonus and long-term incentives) for each benchmark executive position.

•	Additional data on long-term incentive opportunities in the hospitality, restaurant and retail industries, for a general understanding of current compensation practices.

The Company strives to provide pay opportunities (e.g., base salary, target bonus and long-term incentive awards) that are at approximately the competitive median (i.e., the size-adjusted 50th percentile) of our restaurant peer group. Company incentive plans are designed to have significant differentiation in payouts based on performance. As a result, actual compensation payouts are intended to be market-appropriate given our performance for the applicable year or period. The Compensation Committee annually analyzes tally sheets for each executive officer (as further described in the “Compensation Committee” section elsewhere in this Proxy Statement). This review helps ensure that executive compensation decisions are aligned with shareholder interests, that termination provisions are appropriate and in-line with market practices, and that changes in the value of executive share holdings and unvested incentives track changes in shareholder value.

Base Salary

In General. The objective of base salary is to compensate the executive officer for day-to-day responsibilities and sustained performance relative to his or her position. The base salary program is designed to be competitive relative to all companies of a similar size and our peer group while recognizing the abilities, accomplishments and contributions of each executive officer.

How Amounts are Determined. Median base salary levels of our restaurant peer group and survey data were reviewed on a rank-order basis and, where possible, a position-specific basis. As noted above, the Compensation Committee instituted a salary freeze for the named executive officers for 2009 and 2010. However, when base salary adjustments are made, the Compensation Committee generally considers (i) existing base salary levels, (ii) experience and time in position, (iii) individual performance, (iv) internal equity, and (v) current and past responsibilities with the Company relative to the market and proxy data for similar positions. With the exception of Mr. Marchioli, executive officers’ individual performances were evaluated utilizing the performance appraisal system used for all other Company employees. Mr. Marchioli’s performance was evaluated by the Compensation Committee based upon its annual review of his performance relative to his individual pre-established goals and objectives. These objectives were set by the Committee specifically to align with the Company’s strategic plan goals for 2009.

Pursuant to Mr. Marchioli’s current employment agreement as amended, the Compensation Committee reviews his base salary annually and adjusts his salary, if warranted, based upon the Committee’s annual review of his performance and other factors discussed herein. (See the “Employment Agreements” section later in this Proxy Statement for additional information).

No Salary Adjustments for 2009 and 2010. In November 2008, the Compensation Committee, in response to the economic downturn and its potential impact on the Company, determined that there would be no annual salary increases for Company employees including the Company’s executive officers (that were to be based upon 2008 individual performance evaluations and made effective in early 2009). Consequently, for 2009, base salaries of the named executive officers remained at the same level as in 2008: Mr. Marchioli $780,000, Mr. Wolfinger $490,000, Ms. Emplit $390,000, and Mr. Chmiel $350,000. A similar year-end review of base salaries and the Company’s performance at the end of 2009, in conjunction with the approval of the 2010 Company strategic plan, resulted in no adjustments to the base salaries of the named executive officers for 2010.

Annual Cash Incentives

In General. The Compensation Committee adopted the Denny’s 2009 Corporate Incentive Program (the “2009 CIP”), a variable pay component for non-field management and staff, including our named executive officers, structured around Company performance, employee contribution and Company affordability, as part of the named executive officers’ compensation packages for 2009. The goal of the 2009 CIP was to reward the achievement during the year of two key performance goals deemed critical to the Company’s overall success: increasing System-Wide Sales and growing Adjusted Income Before Taxes. The 2009 CIP was offered pursuant to the Denny’s Corporation 2008 Omnibus Incentive Compensation Plan (the “Denny’s 2008 Omnibus Plan”) to each named executive officer with the exception of Mr. Marchioli, whose 2009 CIP opportunity was offered under the Denny’s Corporation 2004 Omnibus Incentive Compensation Plan (the “Denny’s 2004 Omnibus Plan”).

What the Pay Element Rewards. The 2009 CIP was designed to promote the alignment of individual goals with the Company’s strategic plan goals by creating incentives for participants targeted toward increased Company sales and profitability.

How Target Bonuses were Determined. Under the 2009 CIP, a participant was eligible to earn a target incentive award (“Target Award”) equal to a percentage of his or her base salary, depending on the participant’s position. Target Awards are determined for the named executive officers based upon a comparison of the executive’s incentive level with published survey data and proxy information from our restaurant peer group. 2009 CIP payout targets (expressed as a percentage of base salary) were not changed from 2008. The Committee feels that target payout levels for the named executive officers are at least competitive with market practices. Based on the Company failing to meet system-wide sales targets in 2009, 2009 CIP payouts were below target, resulting in total annual compensation below targeted levels.

The Target Awards for each of the named executive officers under the 2009 CIP were as follows:

Name	Target as a Percentage of Base Salary	Target Amount
Nelson J. Marchioli	100%	$780,000
F. Mark Wolfinger	75%	$367,500
Janis S. Emplit	75%	$292,500
Mark E. Chmiel	75%	$262,500

Performance Goals for 2009 Bonuses. Target Awards are earned by participants based on the achievement of certain pre-established annual performance goals for two performance categories: (i) System-Wide Sales; and (ii) Adjusted Income Before Taxes. The amount of actual incentives earned may range from 25% to 50% of the Target Award, if certain threshold goals are met, to 150% of the Target Award, if targeted goals are exceeded. No payout is made if a threshold level of performance is not achieved. Additionally, participants’ individual performance ratings (which for Mr. Marchioli was determined by the Compensation Committee, as discussed further above, and for each other executive officer, was determined by Mr. Marchioli, with the approval of the Compensation Committee) impact the amount, resulting in a possible incentive range from 0% to 187.5% of a participant’s Target Award. For example, an employee with a sub-par performance rating receives no payout, whereas a superior performance rating can earn up to 187.5% of a participant’s target award if the Company exceeds the top end of the performance range. The performance goals and the associated payouts for 2009 were as follows:

	At Threshold		At Target		At Maximum
Performance Category	Performance Goal	Payout(1)	Performance Goal	Payout(1)	Performance Goal	Payout(1)
System-wide Sales	$2.231 billion	25%	$2.277 billion	50%	$2.368 billion	75%
Adjusted Income Before Taxes(2)	$17.0 million	25%	$20.0 million	50%	$30.0 million	75%
Total Payout	25% to 50%		50% to 100%		75% to 150%

(1)	As a percentage of the participants’ Target Award.
(2)	For a reconciliation of net income to Adjusted Income Before Taxes, a non-GAAP-based financial measure, see below.

Payouts for 2009 Performance/Certified Results. The Compensation Committee preliminarily reviewed the 2009 performance achievement relative to the identified criteria on January 26, 2010, and certified final results on February 16, 2010. Set forth below are the actual results of the program metrics for 2009 along with the reconciliation of net income to the non-GAAP-based financial measure, Adjusted Income Before Taxes:

	Year Ended December 30, 2009
	(In thousands unless shown otherwise)
System-wide Sales		$2.226 billion
Net Income		$41,554
Provision for income taxes		$1,400
Operating gains, losses and other charges, net Other non-operating income, net Share-based compensation	$ $ $	(14,483 (3,125 4,671	) )

Adjusted Income Before Taxes		$30,017

Based upon actual 2009 performance, no payout was earned with respect to the system-wide sales goal, and a payout of 75% of Target Awards was earned pursuant to the Adjusted Income Before Taxes goal. This amount was further adjusted upward for Mr. Wolfinger based on his individual performance rating, resulting in him being paid 82.5% of his Target Award. As noted in the section “2010 Outlook”, changes have been implemented for the 2010 CIP with a greater focus on same-store sales growth.

Long-Term Equity Incentive Compensation

In General. A key component of the total compensation package of our executive officers is a long-term equity incentive program that is designed to meet the following objectives:

(i)	Reward long-term Company profitability and growth,

(ii)	Promote increased shareholder value and align our executives’ interests with the interests of our shareholders,

(iii)	Offer competitive awards aligned with market practice,

(iv)	Promote stock ownership among executives,

(v)	Encourage a long-term perspective among executive officers, and

(vi)	Provide an incentive for executives to remain with the Company.

For 2009, with the assistance of Towers Watson, the Compensation Committee reviewed the Company’s long-term incentive structure to develop a strategy that supports the Company’s strategic business goals, aligns with the interests of shareholders, and improves the program’s competitiveness, through a plan that could be used year after year to provide continuity, better understanding of the metrics, and an enhanced focus on a designated key metric.

To accomplish these objectives and as part of the Company’s reward strategy discussed previously, the long-term incentive program for our executive officers for 2009 (the “Denny’s Long-Term Performance Incentive Program” or “2009 LTPIP”) consisted of stock options, performance shares and performance cash awards (performance units).

How Total Long-Term Incentive Grant Amounts were Determined. The Compensation Committee reviewed two sets of market data to determine competitive levels of long-term incentive opportunities for 2009: (1) Towers Watson U.S. CDB General Industry Executive Database, and (2) restaurant peer group proxy data. The Committee strives to grant LTI awards with an expected value at grant approximately equal to market median practices for the Peer Group and similarly-sized general industry companies. In 2009, however, the Committee approved LTI awards well below market median practices (and the Committee’s pay philosophy) due to the Committee’s desire – in light of the economic environment – to reduce share usage, share overhang and compensation costs. The total economic value of the awards was delivered 50% in stock options, 25% as a targeted number of performance shares, and 25% as a target cash award (performance cash awards).

The Company’s long-term incentive program supports the stated objectives by rewarding plan participants for stock price performance over a three to ten year period from the date of grant.

Approximately half of the long-term incentive value – and the majority of granted shares – is composed of stock options, which reward the recipient only if and to the extent that the Company’s stock price increases from the date of grant. Options remain outstanding for up to ten years. Options are the largest long-term pay component because they have the most direct link to shareholder returns and have a longer-term focus than other pay elements.

The other half of each named executive officer’s long-term incentives are composed of performance shares and units (each equaling approximately 25% of the total value of the long-term incentive). The performance shares and units have value to the extent that the Company’s total shareholder return over a three-year period equals or exceeds peer companies’ TSR performance, with no payout at all if relative TSR performance is below a threshold amount. These three devices balance mid-term and long-term shareholder value creation in excess of peer company results, encourage executive retention, and encourage stock ownership, while balancing share dilution and cash expenses.

Timing of Awards. The awards under the 2009 LTPIP were granted by the Compensation Committee on March 31, 2009. Pursuant to the Company’s Equity Awards Policy and Procedures adopted by the Committee on January 23, 2007 and as amended on January 26, 2010, annual broad-based awards are awarded at the fair market value on the date of grant and are granted during the 1st quarter of the fiscal year at a regularly scheduled meeting of the Compensation Committee.

Stock Options

What the Element Rewards. Stock options reward common stock price increases measured from the market price on the date of grant, over a 10-year term, and reward continued tenure over a 3-year vesting term.

Why the Company Uses the Element. Stock options are included in the long-term incentive program to align executives’ interests with those of stockholders by rewarding share price appreciation while encouraging retention.

2009 Option Grants. Stock options granted to the named executive officers are set forth in the 2009 Grants of Plan-Based Awards Table later in this Proxy Statement. These were granted consistent with the Company’s practice and policy of setting an exercise price equal to the closing price of the Company’s Common Stock on the date of grant.

Performance Shares and Performance Cash Awards

What the Element Rewards. The performance share and performance cash awards under the 2009 LTPIP reward corporate performance that results in increases in the price of our stock and generates increased shareholder value.

Why the Company Uses the Element. These awards:

(i)	focus Denny’s leadership team on the growth of the Company’s Common Stock price,

(ii)	emphasize generating additional value for our shareholders through total shareholder return,

(iii)	further align the interests of our executives and shareholders, and

(iv)	encourage executive retention with a three-year performance/vesting period.

2009 Grants. Under the program, the named executive officers and selected members of management were awarded a target number of performance shares and performance cash awards, which will be adjusted to between 0% and 200% of the number and amount originally granted, based on the Company’s Total Shareholder Return (“TSR”) ranking relative to the Company’s peer group (listed previously) over the three-year performance period beginning January 1, 2009 and ending December 28, 2011. Performance shares and performance cash awards will vest and be earned at the end of the performance period. The performance shares convert to and are settled in shares of Denny’s stock on a one-for-one basis. The target performance share and performance cash awards for each named executive officer are provided in the 2009 Grants of Plan-Based Awards Table later in this Proxy Statement.

Performance will be measured based on the TSR of Denny’s stock compared to the TSR of the stocks of the Company’s peer group over the three-year performance period. TSR, which combines share price appreciation and dividends paid to show a total return to the shareholder, will be calculated as follows:

TSR = (ending stock price – beginning stock price + reinvested dividends) / beginning stock price

Denny’s TSR performance ranking compared to its Peer Group determines the payout level as shown below:

	Denny’s TSR Performance Ranking vs. Peers	Payout as a % of Target
Below Threshold	<25th %ile	0%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	90th %ile	200%

Paradigm Shift Incentive Program

In General. On November 28, 2007, the Compensation Committee approved and adopted an incentive compensation arrangement for all executive officers (excluding Mr. Marchioli) and certain key employees known as the Denny’s Paradigm Shift Incentive Program (the “Paradigm Shift Incentive Program”).

Under the Paradigm Shift Incentive Program (offered pursuant to the Denny’s 2004 and 2008 Omnibus Plans), as originally implemented, executive officer participants were eligible to earn cash awards over a three year period (from 2007 to 2009), depending on their level of participation and responsibility, in attaining predetermined milestones/metrics supporting the Company’s Franchise Growth Initiative, a program to sell and convert Company restaurants to franchisees, and other process and innovations initiatives designed to strategically transform our operating model and energize the Denny’s brand. Awards were paid on a prorated basis at the end of the 2nd and 4th quarters. For 2009, FGI was the only remaining element of the Paradigm Shift Incentive Program.

What the Pay Element Rewards. The Paradigm Shift Incentive Program as amended for 2009 was designed to reward the completion of certain defined milestones established for the Company’s Franchise Growth Initiative (FGI).

Why the Company Uses the Element. The Paradigm Shift Incentive Program was designed to encourage the Company’s executive officers to work collaboratively to execute significant culture changes and paradigm shifts, such as the FGI program, that transformed the Company’s operating model.

How Cash Awards were Determined. FGI cash award payouts were based on the units sold to franchisees under the program as compared to the three-year targeted milestone amount of 306 units, above a pre-set threshold for each year. The percentage of units sold for the year (as compared to the three-year target) was then multiplied by the total award opportunity for the respective executive officer (which for the named executive officers ranged from $60,000 to $125,000) to determine participants’ cash award amounts. The Company selected restaurants for divestiture through the FGI program, and then terms of sale, with the goal of creating shareholder value while furthering its strategic objectives of focusing Company operations in fewer markets around higher volume restaurants; encouraging franchise development; and expanding the size and experience of the franchise base. The successful adherence to these objectives is shown in the progressively improved profitability of the Company overall, as well as the Company-operated restaurants, since the FGI program began in 2007.

2009 Performance Results/Program Payouts. 81 restaurants were sold to franchisees pursuant to FGI in 2009, which exceeded the pre-set threshold amount of 12 units and resulted in payments for participants ranging from $15,900 to $33,125. Actual payouts received by each named executive officer as a result of the achieved performance are provided in the Summary Compensation Table later in this Proxy Statement.

Benefits and Perquisites

In General. Company executives are eligible to participate on the same basis as other salaried employees in health and welfare plans, qualified retirement and savings plans, and other benefit plans intended to provide a safety net of coverage for various events, such as death, disability and retirement. Along with other members of the management team, the named executive officers also participate in a non-qualified savings plan intended to allow them to contribute to a retirement plan without regard to IRS limits on the amount of earned compensation that can be voluntarily deferred into a 401k retirement plan. The named executive officers also receive certain perquisites including telecommunication allowances, car allowances and reimbursement for executive physicals. These perquisites are limited and consistent with those of restaurant and other companies of similar size.

Retirement and Savings Plans

Pension Plan. The Company’s Pension Plan (known as the Advantica Pension Plan) was frozen to new participants on January 1, 2000 and for benefit accrual purposes as of December 31, 2004. Only one of the named executive officers (Ms. Emplit) had accrued pension benefits under the plan, which are held under an ancillary, non-qualified plan due to the limits on benefits and compensation under the Internal Revenue Code of 1986, as amended (the “Code”). There were no new benefit accruals to any of the named executive officers in 2009.

Deferred Compensation Plan/401(k) Plan. Generally, all employees are eligible to participate in the Company’s 401(k) Plan, but due to IRS limits, most executives are not eligible to receive the Company’s matching contribution of up to three percent of compensation under the 401(k) Plan. Therefore, a non-qualified deferred compensation plan is offered to certain management level employees, including the named executive officers, to provide retirement benefits similar to those available to other Denny’s employees. The deferred compensation plan lets participants: (i) defer up to 50% of salary and 100% of annual incentive bonus on a pre-tax basis, and (ii) receive a Company match up to three percent, which is the match offered to all employees in the Company’s 401(k) plan.

Post-Termination Payments

In General.

Mr. Wolfinger is a participant in the Denny’s Corporation Executive Severance Pay Plan (the “Severance Plan”). The Severance Plan was adopted in January 2008 to provide severance payments and benefits to our executive officers in a consistent manner. In the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), the Severance Plan provides for, among other items, salary continuation and health benefits for 12 months. Under the Severance Plan’s change in control provisions, a participant is entitled to an enhanced severance payment plus health benefits for 24 months. Two events must take place-a termination in connection with a change in control of the Company-before a participant is entitled to these enhanced benefits. Under the Severance Plan, no benefits are payable following a termination for cause or voluntary termination (resignation). Potential benefits under the Severance Plan for Mr. Wolfinger are discussed further under the section entitled “Summary of Termination Payments and Benefits” later in this Proxy Statement.

Because we maintain an Employment Agreement with Mr. Marchioli that contains severance provisions beyond the scope of the Severance Plan, Mr. Marchioli is not a participant in the Severance Plan. For more information regarding these specific provisions for Mr. Marchioli, please see the “Summary of Termination Payments and Benefits” section later in this Proxy Statement.

Why the Company Uses the Element. We provide involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, we provide enhanced benefits in the event of a change in control to protect against disruption during change in control activities.

Post-Termination Payments in 2009. On December 18, 2009, the Company announced the separations from the Company of Ms. Emplit and Mr. Chmiel. Pursuant to these separations, Ms. Emplit’s employment with the Company ended on December 23, 2009, and Mr. Chmiel’s employment with the Company ended on December 30, 2009.

Upon her departure, Ms. Emplit was paid the severance benefits provided under her agreement with the Company dated February 9, 2000 as amended December 12, 2008. In addition, Ms. Emplit was granted eligibility to receive payouts under existing incentive plans and programs as if she had remained employed until the end of the Company’s fiscal year. (See the “Employment Agreements” section later in this Proxy Statement for additional information). Upon his departure, Mr. Chmiel was paid severance benefits pursuant to the Severance Plan. For more information regarding the severance benefits paid to Ms. Emplit and Mr. Chmiel, see the section entitled “Summary of Termination Payments and Benefits” later in this Proxy Statement.

Tax Considerations

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualified performance-based” compensation. The 2009 CIP and the 2009 LTPIP were designed to meet the requirements of Section 162(m) and be fully deductible by the Company. The Committee intends to maximize deductibility of executive compensation while retaining some discretion to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent.

Summary Compensation Table

The following Summary Compensation Table sets forth, for the Company’s last three completed fiscal years, the compensation paid to or earned by the Company’s named executive officers.

Name and Principal Position	Year	Salary		Bonus (1)	Stock Awards		Option Awards (6)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (11)	All Other Compensation		Total
Nelson J. Marchioli	2009	$780,000		$—	$355,968	(2)	$337,036	$585,000	(7)	$—	$54,150	(12)	$2,112,154
President and Chief	2008	810,000	(15)	—	824,456	(3)	414,451	468,000	(8)	—	52,050	(13)	2,568,957
Executive Officer	2007	770,769		—	710,862	(4)	457,018	1,226,480	(9)(10)	—	52,371	(14)	3,217,500

F. Mark Wolfinger	2009	490,000		—	129,408	(2)	122,654	336,313	(7)	—	38,556	(12)	1,116,931
Executive Vice	2008	505,462	(15)	—	414,284	(3)	145,425	292,800	(8)	—	36,868	(13)	1,394,839
President, Chief Administrative Officer, and Chief Financial Officer	2007	471,615		—	1,194,801	(4)(5)	124,776	508,689	(9)	—	349,040	(14)	2,648,921

Mark E. Chmiel	2009	350,000		—	92,544	(2)	87,599	212,775	(7)	—	408,427	(12)	1,151,345
Former Executive Vice President, Chief Marketing Officer and Innovation Officer	2008	352,019	(15)	—	277,560	(3)	87,646	200,193	(8)	—	29,626	(13)	947,044

Janis S. Emplit	2009	390,000		—	103,296	(2)	97,638	235,275	(7)	47,560	1,637,569	(12)	2,511,338
Former Executive	2008	390,779	(15)	20,000	309,171	(3)	96,491	225,746	(8)	22,378	31,904	(13)	1,096,469
Vice President, Chief Operating Officer	2007	339,885		37,000	123,087	(4)	79,133	321,473	(9)	(17,177)	30,788	(14)	914,189

(1)	Ms. Emplit earned a discretionary Presidential Bonus during 2008 and 2007. All of the other bonuses paid to named executive officers for 2009, 2008 and 2007 were paid under a non-equity incentive plan.
(2)	The 2009 amounts reflect the grant date fair value of performance shares and units awarded to the named executives pursuant to our 2009 Long-Term Performance Incentive Program (the “2009 LTPIP”). The $1.84 grant date fair value of the performance shares is based on the Monte Carlo Valuation method and the fair value of the performance units was determined to be $2.00. The number of performance shares and the number of performance units (which were awarded in equal amounts) granted to Messrs. Marchioli, Wolfinger and Chmiel and Ms. Emplit were 92,700, 33,700, 24,100 and 26,900, respectively. Additional information regarding the 2009 LTPIP can be found in the Compensation Discussion & Analysis (“CD&A”) section elsewhere in this Proxy Statement. Details on the valuation and terms of these awards can be found in Note 15 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2010.
(3)	The 2008 amounts reflect the grant date fair value of performance shares awarded to the named executives pursuant to our 2008 Performance RSU Program (the “2008 RSU Program”). The $2.57 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The number of performance shares awarded to Messrs. Marchioli, Wolfinger and Chmiel and Ms. Emplit were 320,800, 161,200, 108,000 and 120,300, respectively. Details on the valuation and terms of these awards can be found in Note 15 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2010.
(4)	The 2007 amounts reflect the grant date fair value of performance shares awarded to the named executives pursuant to our 2007 Long-Term Growth Incentive Program (the “2007 LTGI Program”). The $4.61 grant date fair value of the performance shares is based on the closing price of the Company’s Common Stock on the date of grant. The number of performance shares granted to Messrs. Marchioli and Wolfinger and Ms. Emplit were 154,200, 42,100 and 26,700, respectively. Details on the valuation and terms of these awards can be found in Note 15 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2010.
(5)	The 2007 amount for Mr. Wolfinger also includes an award of 109,890 stock-settled restricted stock units and 109,890 cash-settled restricted stock units. The $4.55 grant date fair value of the awards is based on the closing price of the Company’s Common Stock on the date of grant. Details on the valuation and terms of these awards can be found in Note 15 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2010.
(6)	The amounts in this column reflect the grant date fair value of stock options awarded to the named executives under our 2004 Omnibus Incentive Plan and our 2008 Omnibus Incentive Plan. Details on the assumptions made in the valuation of these awards can be found in Note 15 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2010.
(7)	The 2009 amounts include performance-based bonuses earned under the 2009 Incentive Program. The bonuses earned by Messrs. Marchioli, Wolfinger and Chmiel and Ms. Emplit were $585,000, $303,188, $196,875 and $219,375, respectively. Refer to the CD&A for more information regarding our annual cash incentive bonus program. The 2009 amounts also include cash awards earned under the Paradigm Shift Incentive Plan. The awards earned by Messrs. Marchioli, Wolfinger, Chmiel and Ms. Emplit were $0, $33,125, $15,900 and $15,900, respectively.

(8)	The 2008 amounts include performance-based bonuses earned under the 2008 Incentive Program. The bonuses earned by Messrs. Marchioli, Wolfinger and Chmiel and Ms. Emplit were $468,000, $242,550, $166,713 and $185,766, respectively. The 2008 amounts also include cash awards earned under the Paradigm Shift Incentive Plan. The awards earned by Messrs. Marchioli, Wolfinger and Chmiel and Ms. Emplit were $0, $50,250, $33,480 and $39,980, respectively.
(9)	The 2007 amounts include performance-based bonuses earned under the 2007 Incentive Program. The bonuses earned by Messrs. Marchioli and Wolfinger and Ms. Emplit were $515,580, $237,464 and $148,873, respectively. The 2007 amounts also include the dollar value of performance units that were awarded pursuant to the 2007 LTGI Program and earned based on 2007 performance. The awards earned by Messrs. Marchioli and Wolfinger and Ms. Emplit $710,900, $194,100, $123,100, respectively. The earned amounts vested 15% on December 26, 2007, 35% on December 31, 2008 and 50% on December 30, 2009. The 2007 amounts also include cash awards earned under the Paradigm Shift Incentive Plan. The awards earned by Messrs. Marchioli and Wolfinger and Ms. Emplit were $0, $77,125 and $49,500, respectively.
(10)	The 2007 amount earned by Mr. Marchioli under the 2007 Incentive Program was partially paid to him in cash (in an amount equal to his tax withholding obligations) and the rest was paid to him at his election in shares of the Common Stock.
(11)	The amounts shown in this column represent the change in actuarial present value of the accumulated benefits accrued by Ms. Emplit as a participant in the Advantica Pension Plan and the ancillary plan. Additional information regarding these benefits may be found in the Pension Benefits Table and the Summary of Termination Payments and Benefit section elsewhere in this Proxy Statement.
(12)	The 2009 amounts for Messrs. Marchioli, Wolfinger and Chmiel and Ms. Emplit include Company contributions to their Company deferred compensation accounts of $40,950, $23,796, $10,500 and $11,700, respectively. The 2009 amounts also include the following perquisites: a car allowance of $13,200 for Messrs. Marchioli, Wolfinger and Chmiel and Ms. Emplit and a telecom allowance for Messrs. Wolfinger and Chmiel and Ms. Emplit of $1,560, $1,560 and $1,950, respectively. The 2009 amount for Mr. Chmiel also includes severance of $350,000 in connection with his termination of employment effective December 30, 2009, of which $323,077 will be paid in 2010 and $26,923 will be paid in 2011, vacation payout of $26,923, which will be paid in 2010, and $6,244 as reimbursement of costs relating to COBRA heath coverage, of which $5,764 will be paid in 2010 and $480 will be paid in 2011. The 2009 amount for Ms. Emplit also includes a lump sum severance payment of $1,391,400 in connection with her termination of employment effective December 23, 2009, a lump sum tax gross-up payment of $163,485 related to the payout of her ancillary pension plan balance, vacation payout of $25,500 and a lump sum payment of $30,334 as reimbursement of costs relating to COBRA health coverage.
(13)	The 2008 amounts for Messrs. Marchioli, Wolfinger and Chmiel and Ms. Emplit include Company contributions to their Company deferred compensation accounts of $38,342, $22,440, $15,199 and $17,296, respectively. The 2008 amounts also include the following perquisites: a car allowance of $13,708 for Messrs. Marchioli, Wolfinger and Chmiel and Ms. Emplit and a telecom allowance for Messrs. Wolfinger and Chmiel and Ms. Emplit of $720, $720 and $900, respectively.
(14)	The 2007 amounts for Messrs. Marchioli and Wolfinger and Ms. Emplit include Company contributions to their Company deferred compensation accounts of $34,972, $18,821 and $13,388, respectively. The 2007 amounts also include the following perquisites for Messrs. Marchioli and Wolfinger and Ms. Emplit: car allowance of $13,200 and financial planning services valued at $4,200. The amount for Mr. Wolfinger includes the aggregate incremental out of pocket costs of $271,133 incurred by the Company in 2007 in connection with the purchase and subsequent sale of Mr. Wolfinger’s prior home pursuant to his relocation to the Company’s headquarters in Spartanburg, South Carolina. Mr. Wolfinger’s amount also includes a moving expense reimbursement of $41,686 paid to him in connection with his relocation to South Carolina.
(15)	Salary for 2008 includes payment for an additional two-week pay cycle due to the Company’s 52/53 week retail fiscal year.

2009 Grants of Plan-Based Awards Table

The following table sets forth information concerning each grant of awards made to named executive officers in the last completed fiscal year under any of the Company’s plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
Nelson J.		390,000	(1)	780,000	(1)	1,462,500	(1)	—		—		—		—	—		—	—
Marchioli		92,700	(2)	185,400	(2)	370,800	(2)	—		—		—		—	—		—	—
	3/31/2009	—		—		—		46,350	(3)	92,700	(3)	185,400	(3)	—	—		—	$170,568
	3/31/2009	—		—		—		—		—		—		—	416,300	(4)	$1.67	$337,036

F. Mark		183,750	(1)	367,500	(1)	689,063	(1)	—		—		—		—	—		—	—
Wolfinger		33,700	(2)	67,400	(2)	134,800	(2)	—		—		—		—	—		—	—
	3/31/2009	—		—		—		16,850	(3)	33,700	(3)	67,400	(3)	—	—		—	$62,008
	3/31/2009	—		—		—		—		—		—		—	151,500	(4)	$1.67	$122,654

Mark E.		131,250	(1)	262,500	(1)	492,188	(1)	—		—		—		—	—		—	—
Chmiel		24,100	(2)	48,200	(2)	96,400	(2)	—		—		—		—	—		—	—
	3/31/2009	—		—		—		12,050	(3)	24,100	(3)	48,200	(3)	—	—		—	$44,344
	3/31/2009	—		—		—		—		—		—		—	108,200	(4)	$1.67	$87,599

Janis S.		146,250	(1)	292,500	(1)	548,438	(1)	—		—		—		—	—		—	—
Emplit		26,900	(2)	53,800	(2)	107,600	(2)	—		—		—		—	—		—	—
	3/31/2009	—		—		—		13,450	(3)	26,900	(3)	53,800	(3)	—	—		—	$49,496
	3/31/2009	—		—		—		—		—		—		—	120,600	(4)	$1.67	$97,638

(1)	Reflects threshold, target and maximum payout levels of performance-based bonuses awarded under the Company’s annual cash incentive bonus program. The actual amounts earned by each of the named executive officers in 2009 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Refer to the CD&A for more information regarding our annual cash incentive bonus program.
(2)	Reflects threshold, target and maximum payout levels of performance units that were awarded pursuant to the 2009 LTPIP. Refer to the CD&A for more information regarding the 2009 LTPIP.
(3)	Reflects threshold, target and maximum payout levels of performance shares that were awarded pursuant to the 2009 LTPIP. Refer to the CD&A for more information regarding the 2009 LTPIP.
(4)	Amounts reflect stock options awarded pursuant to the 2004 Omnibus Incentive Plan. The options have a 3-year gradual vesting period and a 10-year term.
(5)	The grant date fair value of awards is determined pursuant to FASB Accounting Standards Codification 718, “Compensation—Stock Compensation.”

Employment Agreements

Mr. Marchioli’s compensation is governed by his employment agreement with the Company dated May 11, 2005 (the “Marchioli Employment Agreement”) which had an original term from May 11, 2005 to December 31, 2007.

Under the Marchioli Employment Agreement, Mr. Marchioli is paid by the Company an annual base salary established by the Compensation Committee from time to time, and an annual bonus at a rate of 100% of his annual base salary if the Company and Mr. Marchioli achieve budgeted financial and other performance targets established by the Compensation Committee of the Board. Also, to the extent the Compensation Committee provides additional over-performance incentive targets in the Company’s annual incentive bonus plan for employees, Mr. Marchioli is entitled to participate fully in and receive the full benefits for achieving such over-performance incentive targets. Additionally, during his employment term, Mr. Marchioli will receive an annual car allowance and will be entitled to participate in all of the Company’s benefits plans applicable to senior officers as well as be reimbursed for all normal and reasonable expenses incurred in connection with his employment responsibilities.

On November 10, 2006, the Marchioli Employment Agreement was amended to extend its term to May 20, 2009 and on May 1, 2009, the Marchioli Employment Agreement was amended to extend the term until May 20, 2010, and to provide that on each May 20 thereafter, the term of the agreement will be extended for an additional one year term, unless either party gives the other at least 90 days written notice of their intention for the agreement not to renew.

Additionally, Ms. Emplit was a party to a separate letter agreement with the Company which governs payments to her upon termination of employment. For further information regarding the material terms of this agreement, see the “Summary of Termination Payments and Benefits” section later in this Proxy Statement.

Outstanding Equity Awards at 2009 Fiscal Year-End Table

The following table sets forth information concerning unexercised options, stock awards that have not vested and equity incentive plan awards for each named executive officer outstanding as of the end of the Company’s last completed fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(23)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(23)
Nelson J. Marchioli	1,250,000	(1)	—		$1.03	02/05/11	—		—	—		—
	750,000	(1)	—		$2.00	02/05/11	—		—	—		—
	1,000,000	(2)	—		$2.42	11/10/14	—		—	—		—
	77,000	(3)	—		$4.45	03/14/16	—		—	—		—
	102,800	(4)	51,400	(4)	$4.61	03/06/17	—		—	—		—
	102,267	(5)	240,533	(5)	$2.59	03/17/18	—		—	—		—
	—		416,300	(6)	$1.67	03/31/19	—		—	—		—
	—		—		—	—	333,333	(18)	$736,666	—		—
	—		—		—	—	—		—	194,249	(19)	$429,290
	—		—		—	—	—		—	92,700	(20)	$204,867

F. Mark Wolfinger	300,000	(7)	—		$4.40	09/26/15	—		—	—		—
	26,100	(3)	—		$4.45	03/14/16	—		—	—		—
	28,067	(4)	14,033	(4)	$4.61	03/06/17	—		—	—		—
	42,200	(5)	84,400	(5)	$2.59	03/17/18	—		—	—		—
	—		151,500	(6)	$1.67	03/31/19	—		—	—		—
	—		—		—	—	250,000	(21)	$552,500	—		—
	—		—		—	—	131,868	(22)	$291,428	—		—
	—		—		—	—	—		—	97,609	(19)	$215,716
	—		—		—	—	—		—	33,700	(20)	$74,477

Mark E. Chmiel	17,867	(8)	—		$4.45	02/28/10	—		—	—		—
	25,434	(9)	—		$2.59	02/28/10	—		—	—		—

Janis S. Emplit	10,000	(10)	—		$0.84	03/14/11	—		—	—		—
	20,000	(11)	—		$0.92	02/12/12	—		—	—		—
	40,000	(12)	—		$0.54	12/22/12	—		—	—		—
	90,000	(13)	—		$2.42	12/22/12	—		—	—		—
	17,700	(14)	—		$4.45	12/22/12	—		—	—		—
	26,700	(15)	—		$4.61	12/22/12	—		—	—		—
	84,000	(16)	—		$2.59	12/22/12	—		—	—		—
	120,600	(17)	—		$1.67	12/22/12	—		—	—		—

(1)	The options were granted on February 5, 2001 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(2)	The options were granted on November 10, 2004 and vested in three equal annual installments on December 29, 2004, December 28, 2005 and December 27, 2006.
(3)	The options were granted on March 14, 2006 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(4)	The options were granted on March 6, 2007 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(5)	The options were granted on March 17, 2008 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(6)	The options were granted on March 31, 2009 and vest in three equal annual installment beginning on the first anniversary of the grant date.
(7)	The options were granted on September 26, 2005 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(8)	The options were granted on July 2, 2007 and vest in three equal annual installments beginning on the first anniversary of the grant date. As a result of his termination, Mr. Chmiel’s vested options will expire on February 28, 2010 and he forfeited any unvested options.
(9)	The options were granted on March 17, 2008 and vest in three equal annual installments beginning on the first anniversary of the grant date. As a result of his termination, Mr. Chmiel’s vested options will expire on February 28, 2010 and he forfeited any unvested options.
(10)	The options were granted on March 14, 2001 and vested 50% on June 12, 2001, 25% on March 14, 2002 and 25% on March 14, 2003.
(11)	The options were granted on February 12, 2002 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(12)	The options were granted on April 25, 2003 and vested in three equal annual installments beginning on the first anniversary of the grant date. As a result of her termination, Ms. Emplit’s options will expire on December 22, 2012.
(13)	The options were granted on November 10, 2004 and vested in three equal annual installments on December 29, 2004, December 28, 2005 and December 27, 2006. As a result of her termination, Ms. Emplit’s options will expire on December 22, 2012.
(14)	The options were granted on March 14, 2006 and vested in three equal annual installments beginning on the first anniversary of the grant date. As a result of her termination, Ms. Emplit’s options will expire on December 22, 2012.
(15)	The options were granted on March 6, 2007 and vest in three equal annual installments beginning on the first anniversary of the grant date. As a result of her termination, Ms. Emplit’s options become fully vested and will expire on December 22, 2012.
(16)	The options were granted on March 17, 2008 and vest in three equal annual installments beginning on the first anniversary of the grant date. As a result of her termination, Ms. Emplit’s options become fully vested and will expire on December 22, 2012.
(17)	The options were granted on March 31, 2009 and vest in three equal annual installment beginning on the first anniversary of the grant date. As a result of her termination, Ms. Emplit’s options become fully vested and will expire on December 22, 2012.
(18)	Reflects restricted stock units awarded pursuant to our 2004 TSR Program that are payable one-half in shares of Common Stock and one-half in cash. One-half of these restricted stock units will vest and pay out on June 30, 2010 and 2011. The named executive officers must be employed on the payment date in order to receive the award.
(19)	Reflects the amount of restricted stock units that may be earned by the named executive officers pursuant to our 2008 RSU Program, that is payable in shares of Common Stock. These restricted units will be earned and vest in one-half increments (from 50% to 120% of the target award for each such increment) based on the appreciation/(depreciation) of our Common Stock from the date of grant to each of the two remaining vesting periods. The amount of restricted stock units outstanding was determined based on what would be earned had the award vested as of December 30, 2009 using the $2.21 closing price of the Company’s Common Stock on that date. The remaining vesting dates are July 16, 2010 and July 16, 2011. The named executive officers must be employed on the vesting date in order to receive the award.
(20)	Reflects the amount of restricted stock units that may be earned by the named executive officers pursuant to our 2009 LTPIP, that is payable in shares of Common Stock. These restricted units will be earned and vest (from 0% to 200% of the target award) based on the total shareholder return of the Company’s Common Stock as compared to a peer group over a three-year performance period ending on December 29, 2011. Additional information regarding the 2009 LTPIP can be found in the CD&A.
(21)	Reflects restricted stock units awarded pursuant to our 2004 TSR Program that are payable one-half in shares of Common Stock and one-half in cash. One-third of these restricted stock units will vest and pay out on June 30, 2010, 2011 and 2012. The named executive officers must be employed on the payment date in order to receive the award.
(22)	Reflects the amount of restricted stock units awarded in 2007 to Mr. Wolfinger pursuant to our 2004 Omnibus Incentive Plan that are payable one-half in shares of Common Stock and one-half in cash. One-third of the restricted stock units payable in cash will vest and payout on July 9, 2010, 2011 and 2012. One-third of the restricted stock units payable in shares of Common Stock will vest on July 9, 2010, 2011 and 2012 and will payout on July 9, 2012.
(23)	Reflects the value as calculated using the closing price of our Common Stock as of December 30, 2009 ($2.21).

2009 Option Exercises and Stock Vested Table

The following table sets forth information concerning each vesting of stock awards, including restricted stock units, during the last completed fiscal year for each of the named executive officers. None of the named executive officers exercised any stock options during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Nelson J. Marchioli	—	$—	166,667	(1)	$358,333	(1)
	—	$—	77,100	(2)	$170,391	(2)
	—	$—	89,999	(3)	$197,998	(3)

F. Mark Wolfinger	—	$—	50,000	(4)	$107,500	(4)
	—	$—	43,956	(5)	$95,824	(5)
	—	$—	21,050	(2)	$46,521	(2)
	—	$—	45,224	(3)	$99,493	(3)

Mark E. Chmiel	—	$—	30,299	(3)	$66,658	(3)

Janis S. Emplit	—	$—	45,000	(1)	$96,750	(1)
	—	$—	13,350	(2)	$29,504	(2)
	—	$—	33,750	(3)	$74,250	(3)

(1)	Reflects the amount of the vested restricted stock units awarded to the named executive officers pursuant to our 2004 TSR Program. The restricted stock units were earned as of June 30, 2007 and vested on June 30, 2009 when the market value of the underlying stock was $2.15. One-half of the vested restricted stock units were paid in shares of Common Stock and one-half were paid in cash during the fiscal year.
(2)	Reflects the amount of vested restricted stock units awarded to the named executive officers pursuant to our 2007 LTGI Program. The restricted stock units were earned as of December 26, 2007 and vested as of December 30, 2009 when the market value of the underlying stock was $2.21.
(3)	Reflects the amount of vested restricted stock units awarded to the named executive officers pursuant to our 2008 RSU Program. The restricted stock units were earned and vested on July 16, 2009. The net shares issued (the shares vested less shares withheld to cover the minimum statutory withholding requirements) to Messrs. Marchioli, Wolfinger and Chmiel and Ms. Emplit were 50,894, 30,096, 20,163 and 22,460, respectively.
(4)	Reflects the amount of vested restricted stock units awarded to the named executive officers pursuant to our 2004 TSR Program. One-half of the restricted stock units earned as of June 30, 2008 and vested on June 30, 2009 when the market value of the underlying stock was $2.15. One-half of the vested restricted stock units were paid in shares of Common Stock and one-half were paid in cash during the fiscal year.
(5)	Reflects restricted stock units earned and vested by the named executive officer on July 9, 2009 pursuant to Denny’s 2004 Omnibus Incentive Plan. One-half of these restricted stock units were settled in cash upon vesting when the market value of the underlying stock was $2.18 and one-half will pay out in shares of Common Stock on July 9, 2012.

Pension Benefits Table

The following table sets forth information with respect to the Advantica Pension Plan (the “Pension Plan”) and ancillary plan, which provide for payments or other benefits to Ms. Emplit at, following, or in connection with retirement. The other named executive officers do not participate in the Pension Plan or ancillary plan because the plans were frozen to new participants on January 1, 2000.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Nelson J. Marchioli	n/a	—	$—	$—

F. Mark Wolfinger	n/a	—	$—	$—

Mark E. Chmiel	n/a	—	$—	$—

Janis S. Emplit	The Advantica Pension Plan	8	$20,342	$199,815

(1)	The amount for Ms. Emplit represents the $20,342 present value of accumulated benefits in the Pension Plan and the $0 present value of accumulated benefits in the ancillary plan.

The Advantica Pension Plan (the “Pension Plan”) is a noncontributory tax qualified defined benefit retirement plan maintained by Denny’s. As of December 31, 1999, no new participants were allowed into the Pension Plan and, as of December 31, 2004, all benefit accruals were frozen. During the period between December 31, 1999 and 2004, all pension benefit accruals for a select group of management and highly compensated employees were earned under a non-qualified ancillary plan, which provided for benefits limited by the limits on benefits and compensation under the Internal Revenue Code of 1986, as amended. As a result of these events, Ms. Emplit is the only named executive officer who participates in the Pension Plan and ancillary plan and who has not accrued any benefit after December 31, 2004.

The table above shows the estimated annual benefits for a single life annuity that could be payable under the Pension Plan and the ancillary plan upon a person’s normal retirement at age 65. Details on the assumptions made in the valuation of these awards can be found in Note 12 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2010.

Under the Pension Plan, a participant’s annual retirement benefit at normal retirement age is calculated by multiplying the number of years of participation in the Pension Plan (not to exceed 35 years, and not including years after 1999 for highly compensated participants or years after 2004 for other participants) by the sum of: (i) 1 % of the average compensation (which generally consists of base salary and any year-end bonus) paid during 60 consecutive calendar months chosen to produce the highest average (the “Average Compensation”) plus (ii) an additional 0.5 % of the Average Compensation in excess of the average Social Security wage base. Benefits payable cannot exceed 50% of the Average Compensation. Plan benefits are normally paid in the form of a life annuity or, if the retiree is married, a joint and survivor annuity.

Employees may retire as early as age 55 with 5 years of service. Employees with age and service equaling or exceeding 85 and who are within 5 years of the normal retirement age will receive no reduction of accrued benefits. Employees who are at least 55 years of age with 15 years of service will receive a reduction of 3 % in accrued benefits for the first 5 years prior to normal retirement date and 6 % for the next 5 years. Accrued benefits for employees retiring with less than 15 years of service will be actuarially reduced. Retirement benefits are fully vested after a participant completes 5 years of service.

Nonqualified Deferred Compensation Table

The following table sets forth information with respect to Denny’s, Inc. Deferred Compensation Plan which provides for the deferral of compensation for the named executive officers that is not tax-qualified.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY(3)
Nelson J. Marchioli	$226,200	$40,950	$18,090	$—	$1,126,674
F. Mark Wolfinger	$21,976	$23,796	$23,337	$(129,294)	$43,113
Mark E. Chmiel	$15,501	$10,500	$13,602	$—	$61,190
Janis S. Emplit	$104,942	$11,700	$176,594	$—	$953,947

(1)	Amounts in this column are reported as 2009 compensation in the Salary column of the Summary Compensation Table.
(2)	Amounts included in this column are reported as 2009 compensation in the All Other Compensation column of the Summary Compensation Table.
(3)	Aggregate balances as of December 30, 2009 include the following amounts that were reported as compensation to the named executive officers in the Summary Compensation Table for years prior to 2009: $716,189 for Mr. Marchioli; $113,211 Mr. Wolfinger; $25,398 for Mr. Chmiel and $355,905 for Ms. Emplit.

The Denny’s Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) allows participants to defer current compensation on a pre-tax basis. Participation is restricted to a select group of management or highly compensated employees of the Company.

Under the terms of the Deferred Compensation Plan, a participant may elect to defer up to 50% of base salary and up to 100% of bonus. Denny’s will match 100% of each participant’s deferrals up to 3% of the participant’s compensation. Deferrals will be credited to the participant’s account on a periodic basis consistent with the payroll cycle. Deferral elections will remain in effect from plan year to plan year unless modified or revoked by the participant during an enrollment period.

The participant’s account will be credited with earnings and losses based on the investment options selected by the participant. The participant may request a change in the allocation of an account balance or future deferrals at any time. A participant is at all times 100% vested in his or her deferral account.

Upon termination of employment for any reason (except following a change in control), a participant will receive his or her account balance in a lump sum or in installments based on his or her election. Account balances less than $50,000 will be distributed in a lump sum. At the death of a participant, the remaining amount in the participant’s account will be paid to his or her beneficiary in accordance with the participant’s election. Upon a termination of employment within two years of a change in control, a participant will receive his or her account balance in a lump sum distribution. In the event of an unforeseen financial emergency, the plan administrator may approve a participant’s withdrawal up to the amount necessary to satisfy the hardship. A participant may change the distribution schedule prior to termination of employment from a lump sum to annual installments, but not from annual installments to a lump sum. All changes must be made at least 13 months prior to termination of employment.

The Deferred Compensation Plan also provides for an “In-Service Distribution” account, typically used to save for specific financial needs at a specified date, such as college tuition payments. A participant may elect to receive some or all of a particular year’s deferral and related earnings on a particular date prior to retirement or termination of employment. Distributions can be made in a lump sum or, if the balance is at least $10,000, in 2-5 annual installments. A participant may extend an In-Service Distribution date by at least 5 years or may cancel the date, which results in the account balance being combined with the termination of employment account.

As a result of Code Section 409A, certain key employees (including the named executive officers) may be subject to a six-month waiting period for distributions following termination.

Summary of Termination Payments and Benefits

In 2009, Messrs. Wolfinger and Chmiel were participants in the Severance Plan, which provides for severance payments and benefits in the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), plus enhanced benefits if such termination is in connection with a change in control of the Company. Because the Company maintained a Letter Agreement with Ms. Emplit and currently maintains an Employment Agreement with Mr. Marchioli, both of which set forth severance provisions beyond the scope of the Severance Plan, any severance benefits for Ms. Emplit and Mr. Marchioli are governed by their individual agreements with the Company.

The following table summarizes the approximate value of the termination payments and benefits that each of Messrs. Marchioli and Wolfinger would have received if he had terminated employment at the close of business on December 30, 2009. The table also summarizes the actual payments and benefits paid to Ms. Emplit and Mr. Chmiel in connection with their resignation of employment with the Company as of December 23, 2009 and December 30, 2009, respectively. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees, as well as the executive’s accrued but unpaid obligations. The amounts also exclude benefits and payments that are disclosed in the Pension Benefits Table elsewhere in this Proxy Statement and the Nonqualified Deferred Compensation Table elsewhere in this Proxy Statement.

	Nelson J. Marchioli		F. Mark Wolfinger		Janis S. Emplit(11)	Mark E. Chmiel(12)
Reason for Termination:
By Company Without Cause; By Executive for Good Reason

Accrued Vacation Payout	—		—		$25,500	$26,923
Cash severance	$3,120,000	(1)	$490,000	(2)	1,391,400	350,000	(3)
Health & Welfare continuation (estimated)	9,309	(3)	15,601	(3)	30,334	6,244	(4)
Accelerated stock option spread	—		—		314,366	—
1-Year Continued Vesting	74,934	(13)	—		—	—
Accelerated 2009 LTIP Award	130,089	(14)	—		—	—
Accelerated 2008 Restricted Stock Grant	286,194	(15)	—		—	—
Outplacement services (estimated)	—		20,000	(6)	20,000	20,000
Benefit gross-up	—		—		163,485	—

Total	$3,620,526		$525,601		$1,945,085	$403,167

Death or Disability

Cash severance	$1,365,000	(7)	$—		$—	$—
Health & Welfare continuation—death (est.)	9,309	(3)	—		—	—
Health & Welfare continuation—disability (est.)	18,618	(4)	—		—	—
Accelerated stock option spread	224,802	(5)	81,810	(5)		—
Accelerated 2009 LTIP award	81,946	(10)	29,790	(10)	—	—
Accelerated Special Grant	—		388,571	(8)	—	—
Accelerated 2008 Restricted Stock Award	134,153	(10)	67,411	(10)	—	—

Total—Death	$1,815,210		$567,582		$—	$—

Total—Disability	$1,824,519		$567,582		$—	$—

Termination Within 12 Months Following a Change of Control (By Company Without Cause; By Executive for Good Reason)

Cash severance	$4,664,400	(1)	$1,715,000	(2)	$—	$—
Health & Welfare continuation (estimated)	9,309	(3)	31,202	(4)	—	—
Accelerated stock option spread	224,802	(5)	81,810	(5)	—	—
Accelerated TSR value	736,668	(9)	552,500	(9)	—	—
Accelerated 2009 LTIP award	390,267	(10)	85,126	(10)	—	—
Accelerated Special Grant	—		388,571	(8)	—	—
Accelerated 2008 Restricted Stock Grant	429,290	(10)	215,716	(10)	—	—
Outplacement services (estimated)	—		20,000	(6)	—	—
Benefit gross-up	—		—		—	—

Total	$6,454,736		$3,089,925		$—	$—

(1)	Mr. Marchioli’s employment agreement provides that if the Company terminates his employment without cause (as defined in the employment agreement) or Mr. Marchioli voluntarily terminates his employment for certain approved reasons (as defined in the employment agreement), he will receive a lump sum severance payment equal to two times the sum of his then-current base salary and his target bonus for the year in which the termination occurs. If such terminations occur within one year after a change in control of the Company, the multiple is 2.99 times then-current base salary and target bonus (which may not be less than 100% of base salary), reduced as necessary to bring total parachute payments to below the IRS-allowed amount if total parachute payments minus the excise tax would be lower than the IRS-allowed amount.
(2)	For Mr. Wolfinger, reflects a lump sum severance payment of 100% of base salary, or 200% of base salary and target bonus in the event he is terminated within one year of a change in control.
(3)	Reflects the estimated cost of providing continued health and welfare benefits for a period of one year.
(4)	Reflects the estimated cost of providing continued health and welfare benefits for a period of two years.
(5)	Stock option vesting accelerates upon death, disability or a change in control.
(6)	Pursuant to the Severance Plan, Mr. Wolfinger and Mr. Chmiel will receive career placement advice and counseling for a period of 12 months following termination. Pursuant to her letter agreement, Ms. Emplit is also entitled to career placement services.
(7)	Mr. Marchioli’s employment agreement provides that in the event of his death, his family will receive his base salary for a period of one year, payable in monthly installments, and the annual bonus that he would have received in such year. In the event of his termination of employment by reason of permanent disability, for a period of two years, he will receive 50% of his base salary, payable in monthly installments, and 50% of the annual bonus that he would have received in such year.
(8)	Represents special grant of restricted stock units made to Mr. Wolfinger in July 2007. Vesting accelerates upon death, disability or a qualified termination following a change in control.
(9)	Vesting accelerates upon a change in control.
(10)	2008 and 2009 Performance Restricted Stock Units vest upon a change of control at the actual performance level on the date of change in control. Upon death or termination upon permanent disability, the Performance Restricted Stock Units vest on a pro-rated basis.
(11)	In connection with her resignation of employment with the Company as of December 23, 2009, Ms. Emplit received the following payments and benefits: (i) a lump sum severance payment of $1,391,400, which represented 200% of her current base salary, target bonus amount and annual car allowance, (ii) a lump sum payment of $163,485, which represented a tax gross-up on the payout of the vested retirement benefits under the ancillary pension plan, (iii) a lump sum payment of $25,334 which represented the full cost of COBRA health premiums for eighteen months, plus a tax gross-up in the amount of $5,000, and (iv) outplacement services valued at approximately $20,000. In addition, upon her resignation of employment, Ms. Emplit became 100% vested in all of her outstanding stock options, the aggregate spread value of which was $314,366 as of December 23, 2009.
(12)	In connection with his resignation of employment with the Company as of December 30, 2009, Mr. Chmiel received the following payments and benefits: (i) severance payments of $350,000, payable in bi-weekly installments over a one-year period, (ii) a lump sum payment of $6,244, which represented the full cost of COBRA health premiums for twelve months, and (iii) outplacement services value at approximately $20,000.
(13)	All of Mr. Marchioli’s outstanding stock options will remain outstanding and will continue to vest for a period ending on the earlier of the one year anniversary of his termination of employment or the original term of the stock option. The value reflects the stock option spread for the number of shares that will vest during such one-year period, determined using the $2.21 closing price of our Common Stock on December 30, 2009.
(14)	Reflects a prorated target amount of the performance shares and performance units that may be earned pursuant to the 2009 LTPIP, determined using the $2.21 closing price of our Common Stock on December 30, 2009. In the event of an actual termination, the prorata amounts will be adjusted based on the Company’s TSR ranking relative to the Peer Group as of the end of the Company’s fiscal quarter immediately following Mr. Marchioli’s termination of employment.
(15)	Reflects a prorated amount of RSUs outstanding on December 30, 2009, which amount was determined based on what would be earned had the award vested as of December 30, 2009 using the $2.21 closing price of our Common Stock on that date.

Director Compensation Table

The following table sets forth information concerning the compensation of the Company’s non-employee directors for 2009.

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2)	Total
Dr. Vera K. Farris	$23,077	$1,500	$24,577
Brenda J. Lauderback	$67,500	$52,500	$120,000
Robert E. Marks	$72,500	$51,500	$124,000
Michael Montelongo	$17,308	$1,000	$18,308
Louis P. Neeb	$61,772	$51,500	$113,272
Donald C. Robinson	$52,500	$52,001	$104,501
Donald R. Shepherd	$52,500	$52,001	$104,501
Debra Smithart-Oglesby	$100,000	$51,500	$151,500

(1)	Under the current director compensation package, which became effective July 1, 2009 each non-employee director of Denny’s Corporation, except for the Chair of the Board, receives an annual cash retainer of $60,000 (paid in equal quarterly installments and pro-rated in those instances where a director serves only a portion of the year). Under the prior director compensation package, in effect during the first half of 2009, non-employee directors received annual cash retainers of $45,000, paid in equal quarterly installments. The Chair of the Board, Ms. Smithart-Oglesby, received an annual cash retainer of $100,000. Mr. Marks, the Chair of the Audit Committee, and Ms. Lauderback, Chair of the Corporate Governance Committee received additional annual retainers of $20,000 and 15,000, respectively, for their service as committee chairs. Ms. Farris and Mr. Neeb served as Chairs of the Compensation Committee during 2009, with each receiving a pro-rata portion of the annual Compensation Committee Chairman retainer of $15,000 for the time served as committee chair.
(2)	The amounts in this column reflect the grant date fair value of deferred stock units (“DSUs”) awarded to directors pursuant to our 2004 Omnibus Incentive Plan. Under the current director compensation package, each director receives an annual award of 22,000 DSUs in addition to receiving DSUs for participation in any unscheduled, specially-called meeting (i.e., any meeting called in addition to the typically five regularly scheduled board and committee meetings). The number of DSUs earned by directors for specially-called meetings is determined on a quarterly basis using a rate of $1,000 for attendance in person and $500 for telephonic participation and is calculated by dividing the total dollar value earned for such meeting attendance for the quarter by the closing price of the Common Stock on the last day of the quarter. The aggregate number of DSUs held as of December 30, 2009 for Ms. Lauderback, Messrs. Marks, Neeb, Robinson and Shepherd and Ms. Smithart-Oglesby were 51,338, 66,011, 31,329, 24,110, 69,097 and 67,613, respectively. Ms. Farris and Mr. Montelongo did not hold any DSUs as of year-end as they were converted to shares of stock upon their resignations from the Board during 2009. The aggregate number of stock options held as of December 30, 2009 for Ms. Lauderback, Messrs. Marks, Neeb, Robinson and Shepherd Ms. Smithart-Oglesby were 56,700, 109,500, 18,900, 0, 109,500 and 94,500, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of the Common Stock to file reports of initial ownership and changes in their ownership of the Common Stock with the SEC. Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge (based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 30, 2009) the Company’s officers, directors and 10% stockholders complied with their Section 16(a) filing requirements for the fiscal year ended December 30, 2009.

RELATED PARTY TRANSACTIONS

In the summer of 2009, the company conducted a promotional suggestive sell program consisting of a sweepstakes designed to (i) provide an incentive to servers to encourage guests to purchase additional items, and (ii) encourage guests to return to the restaurant. Fifty trips for two to the Bahamas were offered as grand prizes of the sweepstakes (42 to guests and 8 to servers). These trips consisted of lodging for five nights, air travel, a golf package and casino voucher totaling an approximate value of $3,000 per trip. Baha Mar Resorts, Ltd (a resort development in Nassau, Bahamas of which Denny’s Board member, Donald Robinson, is President) provided, without charge to the Company, the lodging, golf and casino vouchers for the sweepstakes. For more information regarding the Board’s review of the transaction and its review and determination with respect to the transaction’s effect on Mr. Robinson’s independence as a director of the company, see the “Corporate Governance” section found elsewhere in this Proxy Statement.

On May 20, 2009, the above referenced transaction was approved pursuant to a written policy and procedures maintained by the Company for the review, approval or ratification of related party transactions. Pursuant to the Company’s Related Party Transaction Policy and Procedures, the Company will enter into or ratify transactions with “related parties” (as the term is defined in Item 404 of Regulation S-K) only when the Board, acting through the Governance Committee determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides or receives products or services to or from a related party on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Accordingly, the Governance Committee shall review the material facts of all proposed related party transactions that require approval and either approve or disapprove of the entry into the related party transaction. If advance Governance Committee approval of a related party transaction is not feasible, then the related party transaction shall be considered and, if the Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

CODE OF ETHICS

Denny’s Corporation has adopted a code of ethics entitled “Denny’s Corporation Standards of Business Conduct” which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, all other executive officers and key financial and accounting personnel as well as each salaried employee of the Company. The Denny’s Corporation Standards of Business Conduct is posted on the Company’s website at www.dennys.com.

The Company will post on its website any amendments to, or waivers from, a provision of the Denny’s Corporation Standards of Business Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Denny’s Corporation files with, or submits to, the SEC and in other public communications made by Denny’s Corporation; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of Denny’s Corporation Standards of Business Conduct to an appropriate person or persons identified in the standards; or (v) accountability to adherence to the standards.

OTHER MATTERS

Expenses of Solicitation

The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the material enclosed herewith. The Company estimates that the total expenditures relating to its current proxy solicitation (other than salaries and wages of officers and employees) will be approximately $1.6 million, of which approximately $75,000 has been incurred as of the date of this proxy statement. In addition to the use of the mails, proxies may be solicited personally, by telephone or facsimile or by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers. In addition, the Company has retained Okapi Partners LLC (“Okapi”), to assist in the solicitation of proxies, for a fee estimated to be approximately $187,500 plus out-of-pocket expenses. The Company has also agreed to indemnify Okapi against certain liabilities arising out of or in connection with the engagement. Okapi has advised the Company that approximately 20-30 of its employees will be involved in the proxy solicitation by Okapi on behalf of the Company.

Appendix A sets forth information relating to our director nominees as well as certain of our directors, officers and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors or director nominees of the Company or because they may be soliciting proxies on our behalf.

Discretionary Proxy Voting

In the event that any matters other than those referred to in the accompanying notice should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

2011 Stockholder Proposals

In order for stockholder proposals intended to be presented at the year 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) to be eligible for inclusion in the proxy statement and the form of proxy for such meeting, they must be received by the Company at the corporate address set forth above no later than December 15, 2010. Regarding stockholder proposals intended to be presented at the 2011 Annual Meeting but not included in the proxy statement, including stockholder nominations of directors, pursuant to Article II, Sections 2 and 3 of the Denny’s Corporation Bylaws, written notice of such proposals, to be timely, must be received by the Company no earlier than February 18, 2011 and no later than March 20, 2011, (i.e., no more than 90 days and no less than 60 days prior to May 19, 2011, the first anniversary of the preceding year’s annual meeting). In the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. All such proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in the proposal’s underlying business not being eligible for transaction at the meeting. Such notices must contain the information specified in the Company’s Bylaws, including information concerning the proposal or nominee and information about the stockholder’s ownership of Common Stock.

Electronic Access to Future Proxy Materials and Annual Reports

Most stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by marking the appropriate box on your proxy card or by following the instructions provided for you if you vote over the Internet or by telephone. If you hold Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a notice in the mail with instructions containing the Internet address of those materials. Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.

FORM 10-K

A copy of the Company’s Form 10-K for the fiscal year ended December 30, 2009 as filed with the SEC is available, without charge, upon written request directed to Denny’s Corporation, Investor Relations, at the corporate address set forth above.

APPENDIX A

INFORMATION CONCERNING PARTICIPANTS

IN THE COMPANY’S SOLICITATION OF PROXIES

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name, business address and present principal occupation or employment of our directors and nominees, as well as the name, principal occupation and business and address of our officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be “participants” in our solicitation of proxies from our stockholders in connection with our 2010 annual meeting of stockholders.

Directors and Nominees

The principal occupation of our directors and nominees who are considered “participants” in our solicitation are set forth under the section above titled “Election of Directors” of this proxy statement. The name and business address, and address of the organization of employment, of our directors and nominees are as follows:

Name	Business Address
Brenda J. Lauderback	Denny’s Corporation, 203 East Main Street, Spartanburg, SC 29319
Nelson J. Marchioli	Denny’s Corporation, 203 East Main Street, Spartanburg, SC 29319
Robert E. Marks	Denny’s Corporation, 203 East Main Street, Spartanburg, SC 29319
Louis P. Neeb	Denny’s Corporation, 203 East Main Street, Spartanburg, SC 29319
Donald C. Robinson	Denny’s Corporation, 203 East Main Street, Spartanburg, SC 29319
Donald R. Shepherd	Denny’s Corporation, 203 East Main Street, Spartanburg, SC 29319
Debra Smithart-Oglesby	Denny’s Corporation, 203 East Main Street, Spartanburg, SC 29319
Laysha Ward	Denny’s Corporation, 203 East Main Street, Spartanburg, SC 29319

Officers and Employees

The principal occupations of our executive officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is Denny’s Corporation, 203 East Main Street, Spartanburg, SC 29319.

Name	Principal Occupation
Nelson J. Marchioli	Chief Executive Officer and President
F. Mark Wolfinger	Executive Vice President, Chief Administrative Officer and Chief Financial Officer
Enrique Mayor-Mora	Vice President, Financial Planning and Analysis and Investor Relations

Information Regarding Ownership of the Company’s Securities by the Participants

The number of shares of Common Stock beneficially owned or held as of March 23, 2010 by the persons listed above under “Directors and Nominees” and “Officers and Employees” is set forth above under the “Equity Security Ownership” section of this proxy statement. The following table sets forth the number of shares held as of March 23, 2010 by our other employees who are considered “participants” in our solicitation.

The number of shares of Common Stock beneficially owned of record by each of our directors, named executive officers and other participants are beneficially owned by such person, and in the case of Mr. Marks, Mr. Shepherd, Ms. Lauderback, Mr. Marchioli, Mr. Neeb, Ms. Smithart-Oglesby, and Mr. Wolfinger, include Common Shares they have the right to acquire within 60 days of March 23, 2010.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth all transactions that may be deemed purchases and sales of shares of Common Stock by the individuals who are considered “participants” in our solicitation of proxies between March 23, 2008 and March 23, 2010. Except where otherwise indicated, all transactions were pursuant to the Company’s equity compensation plan, and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares (#)		Transaction Type
Brenda J. Lauderback	03/31/08	168		(1)
	09/30/08	775		(1)
	12/31/08	251		(1)
	03/31/09	898		(1)
	05/20/09	22,222		(1)
	12/31/09	457		(1)

Nelson J. Marchioli	07/14/08	83,333		(2)
	12/31/08	77,000		(3)
	12/31/08	53,970		(3)
	07/14/09	83,333		(2)
	07/23/09	89,999		(4)
	07/23/09	(39,105)		(5)
	01/20/10	77,100		(3)
	03/18/10	1,250,000	*	(6)
	03/18/10	750,000	*	(6)

Robert E. Marks	12/31/08	251		(1)
	03/31/09	299		(1)
	05/20/09	22,222		(1)
	12/31/09	457		(1)
	03/11/10	18,900		(6)
	03/11/10	15,000		(6)

Louis P. Neeb	12/31/08	251		(1)
	03/31/09	299		(1)
	05/20/09	22,222		(1)
	12/31/09	457		(1)

Donald C. Robinson	09/30/08	581		(1)
	12/31/08	251		(1)
	03/31/09	599		(1)
	05/20/09	22,222		(1)
	12/31/09	457		(1)

Donald R. Shepherd	03/31/08	168		(1)
	09/30/08	388		(1)
	12/31/08	503		(1)
	03/31/09	599		(1)
	05/20/09	22,222		(1)
	12/31/09	457		(1)

Name	Date	Number of Shares (#)	Transaction Type
Debra Smithart-Oglesby	03/31/08	168	(1)
	12/31/08	251	(1)
	03/31/09	299	(1)
	05/20/09	22,222	(1)
	12/31/09	457	(1)
	03/15/09	18,900	(6)

Laysha Ward	02/01/10	6,819	(1)

F. Mark Wolfinger	12/31/08	26,100	(3)
	12/31/08	14,735	(3)
	07/14/09	25,000	(7)
	07/23/09	45,224	(4)
	07/23/09	(15,128)	(5)
	01/20/10	21,050	(3)

Enrique Mayor-Mora	12/31/08	7,700	(3)
	12/31/08	3,885	(3)
	07/14/09	3,333	(7)
	07/23/09	7,210	(4)
	07/23/09	(2,412)	(5)
	01/20/10	5,550	(3)

(1)	Acquired – Deferred Stock Unit Award
(2)	Acquired – Conversion of TSR Stock Award
(3)	Acquired – Earned Performance Share Payout
(4)	Acquired – Restricted Stock Unit Payout
(5)	Disposed – Shares withheld to satisfy tax withholding obligations in connection with the vesting of restricted stock
(6)	Acquired – Stock Option Exercise
(7)	Acquired – Conversion of TSR Supplemental Stock Award
*	Mr. Marchioli financed a portion of the exercise price for such options through a private bank loan. Mr. Marchioli has pledged 2,963,661 shares as collateral for such loan.

Miscellaneous Information Regarding Participants

Except as described in this Appendix A or the Proxy Statement, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our Company or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Appendix A or the Proxy Statement, none of the participants’ associates beneficially owns, directly or indirectly, any of our securities.

Other than as disclosed in this Appendix A or the Proxy Statement, to our knowledge, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the annual meeting or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. To our knowledge, none of us, the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Appendix A or the Proxy Statement, neither we nor any of the participants listed above or any of their associates have or will have any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

Notice of Annual Meeting and Proxy Statement

Annual Meeting of Stockholders to be held May 19, 2010

VOTE BY INTERNET OR TELEPHONE QUICK ««« EASY ««« IMMEDIATE

As a stockholder of Denny’s Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 18, 2010. The 2010 Proxy Statement and the 2009 Annual Report of Denny’s Corporation are available at http://www.cstproxy.com/dennys/2010.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone: Call 1 (866) 628-9078		Vote Your Proxy by mail:
Go to www.myproxyonline.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY BY MAIL DENNY’S CORPORATION 203 East Main Street, Spartanburg, SC 29319	Please mark your votes like this	☒
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,

WILL BE VOTED “FOR ALL NOMINEES” LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

1. Election of (8) directors Nominees:	The Board of Directors recommends a vote “FOR ALL NOMINEES” listed in Proposal 1 and “FOR” Proposal 2.

01 Brenda J. Lauderback 02 Nelson J. Marchioli 03 Robert E . Marks 04 Louis P . Neeb	05 Donald C. Robinson 06 Donald R. Shepherd 07 Debra Smithart-Oglesby 08 Laysha Ward	FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES ☐	FOR ALL NOMINEES EXCEPT ☐	2. A proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 29, 2010.	☐ FOR ☐ AGAINST ☐ ABSTAIN
(Instruction: To withhold authority to vote for any individual nominee, mark “FOR ALL NOMINEES EXCEPT” and strike a line through that nominee’s name in the list above)					3. To transact such other business as may properly come before the meeting.

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

Signature	Signature	Date , 2010.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY BY MAIL

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY’S CORPORATION

The undersigned hereby appoints Debra Smithart-Oglesby and Nelson J. Marchioli as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all the shares of the Common Stock of Denny’s Corporation held of record by the undersigned on March 23, 2010 at the Annual Meeting of Stockholders to be held on May 19, 2010 or any adjournment thereof.

(Continued, and to be marked, dated and signed on the other side.)